As filed with the Securities and Exchange Commission on January 25, 2021

Registration No. 333-238187

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CORO GLOBAL INC.

(Exact name of registrant as specified in its charter)

Nevada	7372	85-0368333
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Brickell 21 Financial Centre

1200 Brickell Avenue, Suite 310

Miami, FL 33131

866-806-2676

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

David Dorr

Brickell 21 Financial Centre

1200 Brickell Avenue, Suite 310

Miami, FL 33131

866-806-2676

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Rose, Esq. Jeff Cahlon, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 37th Floor New York, New York 10036 (212) 930-9700	Joseph M. Lucosky, Esq. Steven A. Lipstein, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, New Jersey 08830 (732) 395-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (2)
Common Stock, par value $0.0001 (2)	$17,250,000	$1,881.98
Total	17,250,000	1,881.98	*

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares to be sold upon exercise of the underwriters’ option to purchase additional shares.

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

*	$1,622.50 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 25, 2021

2,912,621 Shares of Common Stock

Coro Global Inc.

We are offering an aggregate of 2,912,621 shares of our common stock, $0.0001 par value per share at an assumed public offering price of $5.15 per share based on the last quoted price of our common stock on January 22, 2021.

Our common stock is presently quoted on the OTCQB under the symbol “CGLO”.

We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “CORO”. No assurance can be given that our application will be approved. If our application is not approved, we will not complete this offering.

The final public offering price per share will be determined through negotiation between us and the underwriter in this offering and will take into account the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for, the industry in which we compete, and our past and present operations and our prospects for future revenues. The recent market price used throughout this prospectus may not be indicative of the public offering price per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 436,893 additional shares of our common stock, solely to cover over-allotments, if any.

The underwriters expect to deliver our shares to purchasers in the offering on or about ______, 2021.

Maxim Group LLC

The date of this prospectus is          , 2021

You should rely only on the information contained in this prospectus, as supplemented and amended. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the common stock being offered.

As used in this prospectus and unless otherwise indicated, the terms “we,” “us,” “our,” “Coro Global,” or the “Company” refer to Coro Global Inc. and its wholly owned subsidiary, Coro Corp.

PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 4, and the financial statements and related notes included in this prospectus.

Overview

We have developed and commenced commercializing a financial technology product, CORO which uses advanced distributed ledger technology for improved security, speed, and reliability. CORO is a global money transmitter that allows customers to send, receive, and exchange currencies faster, cheaper and more securely, initially consisting of the ability to send, receive and exchange U.S. dollars and gold. Our mission through CORO is to democratize access to gold as sound money. CORO makes it simple, convenient and affordable to use gold as money. The CORO mobile app was completed and released in select U.S. markets in August 2020. Following the initial commercial release, CORO has expanded into new markets and is now licensed, approved and operating in 23 U.S. states plus the District of Columbia. CORO intends to expand the release of the app throughout the U.S. in 2021. The Company will also pursue money transmission licenses in foreign countries such as Mexico and Canada.

We believe CORO is the world’s first global payment application that includes gold, the oldest and most trusted money. CORO technology facilitates money transmission and exchange with faster speeds, better security, and lower costs than existing options in the marketplace. An important component of the CORO payment system is our Financial Crime Risk Management (FCRM) solution. We have developed our FCRM platform, with integrated Anti-Money Laundering / Know Your Customer onboarding and transaction monitoring to provide a fully integrated compliance solution for CORO’s compliance department. The solution meets the rigorous demands of government regulators, while supporting our customers. The FCRM technology has been completed and is incorporated within the CORO mobile payment system.

Corporate Information

Our principal executive offices are located at Brickell 21 Financial Centre, 1200 Brickell Avenue, Suite 310, Miami, FL 33131, and our telephone number is 866-806-2676. Our website address is https://coro.global. Information on our website is not part of this prospectus.

THE OFFERING

Securities offered by us:	An aggregate of 2,912,621 shares of our common stock at an assumed public offering price of $5.15 per share based on the last quoted price of our common stock on January 22, 2021.

Common stock outstanding before the offering(1)	25,413,746 shares of common stock.

Common stock to be outstanding after the offering(2)	28,263,867 shares of common stock. If the underwriter’s over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 28,700,760.

Option to purchase additional shares	We have granted the underwriters a 45-day option to purchase up to 436,893 additional shares of our common stock to cover allotments, if any.

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including expanding the commercial launch and marketing of our CORO product, customer acquisition and working capital. See “Use of Proceeds.”

Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 4 before deciding to invest in our securities.

Trading symbol	Our common stock is currently quoted on the OTCQB under the trading symbol “CGLO”. We have applied to the Nasdaq Capital Market to list our common stock under the symbol “CORO”. No assurance can be given that our application will be approved. If our application is not approved, we will not complete this offering.

Lock-ups	We, our directors and executive officers, and holders of 3% or more of our outstanding common stock will agree with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 4 months after the date of this prospectus. See “Underwriting.”

(1)	Based on shares of common stock outstanding on January 25, 2021. Includes 62,500 shares that will be returned to the Company on January 31, 2021 (see “Executive Compensation--Employment Agreements”).

(2)	Based on assumed public offering price of $5.15. Gives effect to (i) the issuance of 2,912,621 shares of common stock in this offering based on the assumed public offering price, and (ii) the return of 62,500 shares that will occur on January 31, 2021.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional shares of common stock to cover over-allotments, if any.

Summary Financial Information

The following consolidated balance sheet data as of December 31, 2019 and December 31, 2018 and selected consolidated statement of operations data for the years ended December 31, 2019 and December 31, 2018 have been derived from our audited financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of September 30, 2020 and the selected consolidated statements of operations data for the nine months ended September 30, 2020 and September 30, 2019 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited interim condensed consolidated financial statements.

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of the results that may be expected in any future period.

Consolidated Balance Sheet Data

	September 30,	December 31,	December 31,
	2020	2019	2018
Assets
Total current assets	$1,772,504	$477,518	$223,576
Total assets	$1,783,214	$487,219	$235,270
Liabilities and Stockholders’ Deficit
Total current liabilities	$494,134	$333,933	$709,891
Total stockholders’ equity / (deficit)	1,289,080	153,286	(474,621)
Total liabilities and stockholders’ equity / (deficit)	$1,783,214	$487,219	$235,270

Consolidated Statement of Operations Data

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2020	2019	2019	2018
Revenue	$418	$-	$-	$6,485
Total operating expenses	3,963,856	4,049,886	4,833,168	3,417,837

Loss from operations	(3,963,438)	(4,049,886)	(4,833,168)	(3,411,352)
Total other expenses	(165,000)	(17,211)	(17,211)	(612,615)
Net loss	$(4,128,438)	$(4,067,097)	$(4,850,379)	$(4,023,967)

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

Risks Related to Our Business

We have a limited operating history under our current business focus, and we may not succeed.

We have a limited operating history, in particular under our current business focus, and we may not succeed. We released CORO, our first product under our current business focus, in select US markets in August 2020. You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages. For example, unanticipated expenses, problems, and technical difficulties may occur and they may result in material challenges to our business. We may not be able to successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, such failure could have a material adverse effect on our business, financial conditions and results of operation. We may never generate significant revenues or achieve profitability.

We may not succeed in commercializing CORO or any future product.

We commenced commercializing our CORO product in August 2020 and we have begun generating revenues. We may face difficulties or delays in the commercialization of CORO or any future products, which could result in our inability to timely offer products or services that satisfy the market.

We may encounter significant competition and may not be able to successfully compete.

There are many financial technology companies developing money transmission products, and more competitors are likely to arrive. Some of our competitors have considerably more financial resources than us, and the backing of traditional large financial institutions. As a result, we may not be able to successfully compete in our market, which could result in our failure to successfully commercialize CORO, or otherwise fail to successfully compete. There can be no assurances that we will be able to compete successfully in this environment.

The distributive ledger technology on which CORO relies may be the target of malicious cyberattacks or may contain exploitable flaws in its underlying code, which could result in security breaches and the loss or theft of funds. If such attacks occur or security is compromised, this could expose us to liability and reputational harm and could seriously curtail the utilization of CORO, resulting in customers reducing their use of CORO, or stopping their use of CORO altogether.

The structural foundation, the software applications and other interfaces or applications upon which CORO relies are unproven, and there can be no assurances that CORO and the creating, transfer or storage of data and funds will be uninterrupted or fully secure, which could result in impermissible transfers, and a complete loss of a customer’s data and funds. CORO may be subject to a cyberattack, software error, or other intentional or negligent act or omission that results in the theft of funds, funds being lost, destroyed or otherwise compromised. Further, CORO (and any technology on which we rely) may also be the target of malicious attacks from hackers or malware distributors seeking to identify and exploit weaknesses in the software, which could result in the loss or theft of data and funds.  If such attacks occur or security is compromised, this could expose us to liability and reputational harm and could seriously curtail the utilization of CORO, resulting in customers reducing their use of CORO or stopping their use altogether, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to raise capital as needed to develop our products or maintain our operations.

We expect that we will need to raise additional funds to execute our business plan and expand our operations. Additional financing may not be available to us on favorable terms, or at all. If we cannot raise needed funds on acceptable terms, our business and prospects may be materially adversely affected.

We may face risks of Internet disruptions, which could have an adverse effect on the use of our products.

A disruption of the Internet may affect the use of our products. Generally, our products are dependent upon the Internet. A significant disruption in Internet connectivity could disrupt network operations until the disruption is resolved.

Exchange rates are continuously changing and can be volatile. CORO customers will be exposed to this risk.

The price of gold is continuously changing and has exhibited periods of volatility throughout history. Customers that choose to maintain gold balances (which would be in XAU, the International Organization of Standardization’s currency code for gold.) but have personal liabilities in U.S. dollars (USD) will be exposed to this potential volatility and could incur significant gains or losses when converting from XAU back to USD. This may make CORO less appealing to prospective customers.

CORO is not a market maker and thus will not guarantee a fixed bid/ask spread or guarantee that a bid or an ask will be available to customers. CORO will be reliant on the financial institutions with whom it interacts to facilitate its services.

CORO will be dependent upon the bid/ask spread as provided by large gold dealers and London Bullion Market Association, or LBMA members. In times of market turbulence, it is possible that the bid/ask spread could widen significantly thus increasing the cost of transacting between XAU and USD. This may make CORO less appealing to prospective customers.

Changes in general economic and business conditions, internationally, nationally and in the markets in which we operate, could have an adverse effect on our business, financial condition, or results of operations.

Our operating results may be subject to factors which are outside of our control, including changes in general economic and business conditions, internationally, nationally and in the markets in which we operate. Such factors could have a material adverse effect on our business, financial condition, or results of operations.

In addition, disruptions in the credit and financial markets, declines in consumer confidence, increases in unemployment, declines in economic growth and uncertainty about earnings could have a significant negative impact on the U.S. and global financial and credit markets and the overall economy. Such events could have an adverse impact on financial institutions resulting in limited access to capital and credit for many companies. Furthermore, economic uncertainties make it very difficult to accurately forecast and plan future business activities. Changes in economic conditions, changes in financial markets, deterioration in the capital markets or other factors could have an adverse effect on our financial position, revenues, results of operations and cash flows and could materially adversely affect our business, financial condition and results of operations.

Our operations will significantly rely on our team of managers, advisors, and technical personnel.

The successful operation and development of our business will be dependent primarily upon the operating and management skills of our managers, advisors, and technical personnel. The loss of the services of any one of our key personnel, in particular our Chief Executive Officer, David Dorr, and Chief Operating Officer, Brian Dorr, could have a material adverse impact on our ability to realize our objectives, including our ability to complete development of, launch and commercialize our planned products, which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to protect our intellectual property and proprietary rights, we could lose our ability to compete.

Our intellectual property, which currently includes our trademark for “CORO” (registration pending) and our license for use of Hashgraph (see “Business—Hashgraph License”), and proprietary rights are essential to our ability to remain competitive and successful in the development of our products and our business. We expect to rely on a combination of trademark, copyright, and trade secret laws as well as confidentiality agreements and procedures, non-competition agreements, and other contractual provisions to protect our intellectual property, other proprietary rights, and our brand. Our intellectual property rights may be challenged, invalidated or circumvented by third parties. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by employees or competitors. If we do not adequately protect our intellectual property or proprietary rights, our competitors could use it to enhance their products, compete against us, and take our market share. Our inability to adequately protect our intellectual property could adversely affect the Company’s business, financial condition and results of operations.

Other companies may claim that we infringe their intellectual property.

We do not believe that our technologies infringe, or will infringe, on the proprietary rights of any third party, but claims of infringement are becoming increasingly common and third parties may assert infringement claims against us in the future. It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party. If CORO or any future products we may sell were found to infringe on other parties’ proprietary rights and we are unable to come to terms regarding a license with such parties, we may be forced to modify our products to make them non-infringing or to cease to offer such products altogether, which could adversely affect our business, financial condition and results of operations.

We have an evolving business model.

As financial technologies become more widely available, we expect the services and products associated with them to evolve. In order to stay current with the industry, our business model may need to evolve as well. From time to time, we may modify aspects of our business model relating to our product mix and service offerings. Any such modifications we may make may not be successful and may result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results.

The Covid-19 pandemic may negatively affect our operations.

The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. The continuing impacts of COVID-19 are highly unpredictable and could be significant, and may have an adverse effect on our business, operations and our future financial performance.

The impact of the pandemic on our business, operations and future financial performance could include, but is not limited to, that:

●	We may experience delays in expanding commercialization of our product;

●	The rapid and broad-based shift to a remote working environment creates inherent productivity, connectivity, and oversight challenges.

●	Volatility in the equity markets could affect the value of our equity to shareholders and have an impact on our ability to raise capital.

If we fail to comply with anti-money laundering laws, it may harm our business.

We are subject to various anti-money laundering and counter-terrorist financing laws and regulations that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. Regulators in the U.S. and other regulators globally continue to increase their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program, including the procedures we use to verify the identity of our customers and to monitor transactions. In addition to laws in the United States, other countries in which we plan to operate also have anti-money laundering and counter-terrorist financing laws and regulations, and we may be required to make changes to our compliance program in various jurisdictions in response. Such changes could have the effect of making compliance more costly and operationally difficult to manage, lead to increased friction for customers, and result in a decrease in business. Non-compliance with anti-money laundering laws may subject us to significant fines, penalties, lawsuits, and enforcement actions, result in regulatory sanctions and additional compliance requirements, increase regulatory scrutiny of our business, restrict our operations or damage our reputation and brand.

Risks Related to this Offering and our Common Stock

There is not an active, liquid market for our common stock, and investors may find it difficult to buy and sell our shares.

Our common stock is not listed on any national securities exchange. Accordingly, investors may find it more difficult to buy and sell our shares than if our common stock was traded on an exchange. Although our common stock is quoted on the OTCQB, it is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the Nasdaq Capital Market or other national securities exchange. Further, there is little reported trading in our common stock. These factors may have an adverse impact on the trading and price of our common stock.

Further, we have applied to have our common stock listed on the Nasdaq Capital Market. If our application is not approved, we will not complete this offering. In the event this offering is completed and our common stock is listed on the Nasdaq Capital Market, there is no assurance an active trading market for our common stock will develop or be sustained or that we will remain eligible for continued listing on the Nasdaq Capital Market.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations.

In the event a more active market for common stock develops, we anticipate that the market price of our common stock will be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

●	variations in our quarterly operating results;

●	announcements that our revenue or income are below analysts’ expectations;

●	general economic slowdowns;

●	sales of large blocks of our common stock; and

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

Our common stock has in the past been, and may in the future be considered a “penny stock” and thus be subject to additional sale and trading regulations that may make it more difficult to buy or sell.

Our common stock, which is traded on the OTCQB has in the past been, and may (if it is not then listed on a national securities exchange such as the Nasdaq Capital Market) in the future be considered a “penny stock.” Securities broker-dealers participating in sales of “penny stock” are subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

We do not intend to pay dividends on our common stock for the foreseeable future.

We have paid no dividends on our common stock to date and we do not anticipate paying any dividends to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, we currently anticipate that we will retain any earnings to finance our future expansion and for the implementation of our business plan. Investors should take note of the fact that a lack of a dividend can further affect the market value of our common stock, and could significantly affect the value of any investment in the Company.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors has the authority to issue up to 10,000,000 shares of our preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders of preferred stock the right to our assets upon liquidation, or the right to receive dividend payments before dividends are distributed to the holders of common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. Although we have no present intention to issue any shares of preferred stock or to create any series of preferred stock, we may create such series and issue such shares in the future.

Additional stock offerings in the future may dilute then-existing shareholders’ percentage ownership of the Company.

Given our plans and expectations that we will need additional capital and personnel, we anticipate that we will need to issue additional shares of common stock or securities convertible or exercisable for shares of common stock, including convertible preferred stock, convertible notes, stock options or warrants. The issuance of additional securities in the future will dilute the percentage ownership of then current stockholders.

Ownership of our common stock is highly concentrated.

Our executive officers, directors, and principal stockholders will beneficially own an aggregate of approximately 75% of our outstanding common stock (see “Security Ownership of Certain Beneficial Owners and Management”) after giving effect to the sale of the shares offered hereby. As a result, such principal stockholders will be able to exert significant control over the election of the members of our board of directors, our management, and our affairs, and other corporate transactions (such as mergers, consolidations, or the sale of all or substantially all of our assets) that are submitted to shareholders for approval, and their interests may differ from the interests of other stockholders.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of shares offered in this offering at an assumed public offering price of $5.15 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of approximately $4.57 per share. See “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase our common stock in the offering.

Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that may not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this prospectus under “Risk Factors.” Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the securities we are offering will be approximately $13.6 million (or approximately $15.7 million if the underwriters exercise in full their over-allotment option), after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, including expanding the commercial launch and marketing of our CORO product, customer acquisition and working capital.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

MARKET FOR COMMON STOCK

Our common stock is quoted on the OTCQB under the symbol “CGLO.” We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “CORO”. No assurance can be given that our application will be approved. If our application is not approved, we will not complete this offering.

As of January 25, 2021 there were approximately 1,181 holders of record of our common stock.

Equity Compensation Plan Information

 In January 2019, the Company adopted the Company’s 2019 Equity Incentive Plan. 2,400,000 shares are available for awards under the plan. The plan was approved by the Company’s stockholders in February 2019.

The following table provides equity compensation plan information as of December 31, 2020:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options (b)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$—	2,400,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	2,400,000

DIVIDEND POLICY

We have paid no dividends on our common stock to date and we do not anticipate paying any dividends to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, we currently anticipate that we will retain any earnings to finance our future expansion and for the implementation of our business plan.

DILUTION

If you purchase shares of common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. Our net tangible book value as of September 30, 2020 was $1,287,101 or $0.05 per share of common stock. After giving effect to the sale by us of 320,000 shares of common stock between October 1, 2020 and January 25, 2021 for gross proceeds of $1,600,000, our pro forma net tangible book value at September 30, 2020 would have been $2,887,101 or $0.11 per share.

“Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.

After giving effect to the sale by us in this offering of 2,912,621 shares at an assumed public offering price of $5.15 per share (the closing price of our common stock on January 22, 2021) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we will pay, our pro forma as adjusted net tangible book value as of September 30, 2020 would have been approximately $16,507,101, or $0.58 per share of common stock. This amount represents an immediate increase in net tangible book value of $0.47 per share to existing stockholders and an immediate dilution of $4.57 per share to purchasers in this offering.

The following table illustrates the dilution:

Assumed public offering price per share	$5.15
Net tangible book value per share as of September 30, 2020	$0.05
Pro forma net tangible book value per share as of September 30, 2020	$0.11
Increase in net tangible book value per share attributable to this offering	$0.47
Pro forma as adjusted net tangible book value per share after this offering	$0.58
Dilution per share to new investors	$4.57

The above table is based on 25,052,746 shares of common stock outstanding as of September 30, 2020.

If the underwriters exercise in full their over-allotment option, our net tangible book value per share after giving effect to this offering would be approximately $18,599,601 or $0.65 per share, which amount represents an immediate increase in net tangible book value of $0.54 per share to existing stockholders and dilution to new investors of $4.50 per share.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of September 30, 2020 on:

●	an actual basis; and

●	on a pro forma as adjusted basis to give effect to the sale by us (i) 320,000 shares of common stock for gross proceeds of $1,600,000 from October 1, 2020 to January 25, 2021, and (ii) 2,912,621 shares of common stock in this offering, at the assumed public offering price of $5.15 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements for the period ended September 30, 2020, and the related notes thereto, included in this prospectus.

	As of September 30, 2020
	Actual	Pro Forma as adjusted
Cash	$1,396,545	$16,615,545
Stockholders’ equity:
Preferred stock, $.0001 par value: 10,000,000 shares authorized, 0 shares issued and outstanding	0	0
Common Stock, $.0001 par value: 700,000,000 shares authorized; 25,052,746 shares outstanding as of September 30, 2020 actual; 28,285,367 shares outstanding pro forma as adjusted	2,505	2,828
Additional paid-in capital	44,540,824	59,760,501
Accumulated deficit	(43,254,249)	(43,254,249)
Total stockholders’ equity	1,289,080	16,509,080

The number of shares to be outstanding immediately after giving effect to this offering as shown above is based on 25,052,746 shares outstanding as of September 30, 2020.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described. This discussion should be read in conjunction with our Consolidated Financial Statements and the related notes included in this prospectus. This discussion contains forward-looking statements. Please see “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements.

Results of Operations for the three months ended September 30, 2020 and 2019

Revenues

In August 2020 the Company successfully launched the CORO mobile payment application on a commercial basis. The CORO app is available for users to download in the Apple Store and Google Play. The Company generated nominal transaction revenues of $418 during the three months ended September 30, 2020.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended September 30, 2020 were $988,972, an increase of $359,818 or approximately 57% compared to selling, general and administrative expenses of $629,154 for the three months ended September 30, 2019. Stock compensation due to consulting fees decreased by $38,628 to $256,824 for the three months ended September 30, 2020 from stock compensation expense of $295,452 for the three months ended September 30, 2019. During the three months ended September 30, 2020, the Company incurred advertising costs of $69,471 compared to $0 for the three month ended September 30, 2019, due to the Company preparing to launch its CORO product. During the three months ended September 30, 2020, we incurred increased development costs of $238,502 as well as additional consulting fees of $59,389 compared to the three months ended September 30, 2019. During the three months ended September 30, 2020 the Company expensed deferred offering costs of $119,025. The remaining operating costs remained constant.

Development Expense

Development expenses for the three months ended September 30, 2020 were $422,523 compared to $184,021 for the three months ended September 30, 2019. We incurred significantly higher development expenses, including fees paid to vendors, for our CORO product during the three months ended September 30, 2020 compared to the three months ended September 30, 2019 as we prepared to launch our CORO product.

Interest Expense

Interest expense on debentures for the three months ended September 30, 2020 and 2019, was $0 and $2,236, respectively. During the three months ended September 30, 2020 the Company repaid its remaining loans.

Net Loss

For the reasons stated above, our net loss for the three months ended September 30, 2020 was ($1,411,077) or ($0.06) per share, an increase of $(595,666) or 73%, compared to net loss of ($815,411), or ($0.04) per share, for the three months ended September 30, 2019.

Results of Operations for the nine months ended September 30, 2020 and 2019

Revenues

In August 2020 the Company successfully launched the Coro mobile payment application on a commercial basis. The Coro app is available for users to download in the Apple Store and Google Play. The Company generated nominal transaction revenues of $418 during the nine months ended September 30, 2020.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended September 30, 2020 were $3,052,827, a decrease of $106,364 or approximately 17% compared to selling, general and administrative expenses of $3,159,191 for the nine months ended September 30, 2019. Stock compensation due to consulting fees increased by $1,021,880 to $1,513,432 for the nine months ended September 30, 2020 from stock compensation expense of $491,552 for the nine months ended September 30, 2019, in connection with the expansion of our operations. During the nine months ended September 30, 2020 the Company incurred advertising costs of $194,852 compared to $0 for the nine month ended September 30, 2019, as the Company prepared to launch its CORO product. The decrease in expense were mainly attributable to modifications of stock based compensation expenses of $1,957,313 incurred during the nine months ended September 30, 2019 which was partially offset by higher legal, professional and consulting fees during the nine months ended September 30, 2020.

Development Expense

Development expenses for the nine months ended September 30, 2020 were $911,029 compared to $890,695 for the nine months ended September 30, 2019. We incurred higher development expenses, including fees paid to vendors, for our CORO product during the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 as we expanded development of our CORO product.

Interest Expense

Interest expense on debentures for the nine months ended September 30, 2020 and 2019, was $165,000 and $17,211, respectively. Interest expense during nine months ended September 30, 2020 included the expense for issuing 33,000 shares of common stock valued at $165,000 for the extension of a loan to a related party.

Net Loss

For the reasons stated above, our net loss for the nine months ended September 30, 2020 was ($4,128,438) or ($0.17) per share, an increase of $61,341 or 2%, compared to net loss of ($4,067,097), or ($0.18) per share, for the nine months ended September 30, 2019.

Results of Operations for the years ended December 31, 2019 and 2018

Revenues

Revenues for the year ended December 31, 2019 totaled $0 compared to revenues of $6,485 during the year ended December 31, 2018. The decrease of $6,485 is related to the Company’s shift in business. We previously generated revenues from professional service specializing in HIPAA compliant retrieval, reproduction and release of information.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2019 totaled $3,835,548, an increase of $1,379,774 or approximately 56% compared to selling, general and administrative expenses of $2,455,774 for the year ended December 31, 2018. During the year ended December 31, 2019 consulting fees increased by $464,487 in connection with the expansion of our operations, which was partially offset by decreased marketing fees of $105,894. During the year ended December 31, 2019 we incurred stock compensation expense of $2,617,291, compared to $1,550,995 for the year ended December 31, 2018 which was included in selling, general and administrative expenses.

Development Expense

Development expenses for the year ended December 31, 2019 totaled $997,620 compared to $962,063 for the year ended December 31, 2018. We began to incur significant development expenses, including fees paid to vendors, for our planned Coro product in the third quarter of 2018, which continued during the year ended December 31, 2019.

Interest Expense

Interest expense on debentures for the year ended December 31, 2019 and 2018, was $17,211 and $606,527, respectively. Interest expense during the year ended December 31, 2018 included the amortization of $586,921 of beneficial conversion of convertible loans.

Other Expense

Loss on change in fair value of derivative liabilities for the year ended December 31, 2019 and 2018 was $0 and $6,088 respectively.

Net Loss

For the reasons stated above, our net loss for the year ended December 31, 2019 was ($4,850,379) or ($0.21) per share, an increase of $(826,412) or 21%, compared to net loss of ($4,023,967), or ($0.26) per share, during the year ended December 31, 2018.

Liquidity and Capital Resources

As of September 30, 2020, we had cash of $1,483,925, compared to cash of $470,800 as of December 31, 2019. Net cash used in operating activities for the nine months ended September 30, 2020 was $2,389,780. Our current liabilities as of September 30, 2020 of $494,134 consisted of: $407,415 for accounts payable and due to customers of $86,719.

During the nine months ended September 30, 2020 we entered into and closed subscription agreements with accredited investors pursuant to which we sold to the investors an aggregate of 717,000 shares of common stock, for a purchase price of $5.00 per share, and aggregate gross proceeds of $3,585,000. We repaid $180,382 of outstanding principal of a note payable from a then-related party. The balance at September 30, 2020 was $0.

Net cash used in operating activities for the nine months ended September 30, 2019 was $1,719,434.

During the nine months ended September 30, 2019 the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 320,000 shares of common stock, for a purchase price of $5.00 per share, and aggregate gross proceeds of $1,600,000. A related party advanced the Company $3,000 and was repaid $3,000. In February 2019, the Company issued a promissory note to its then-largest stockholder in the principal amount of $110,000 with an original issue discount of $10,000. The note has a 0% interest rate and had an original maturity date of March 31, 2019, which has been extended to December 31, 2019. Following the maturity date, the note bears a 9% annual interest rate until paid in full. In April 2019, the Company repaid $50,000 of a convertible loan to a related party and exchanged the remaining $50,000 into 10,000 shares of common stock valued at $50,000.

As of December 31, 2019, we had cash of $470,800, which compared to cash of $223,576 as of December 31, 2018. Net cash used in operating activities for the year ended December 31, 2019 was $2,194,996. Our current liabilities as of December 31, 2019 of $333,933 consisted of: $153,551 for accounts payable and accrued liabilities, and note payable – related party of $180,382.

During the year ended December 31, 2019 we entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 482,000 shares of common stock, for a purchase price of $5.00 per share, and aggregate gross proceeds of $2,410,000. A related party advanced us $3,000 and was repaid $3,000. In February 2019, the Company issued a promissory note to a then-related party in the principal amount of $110,000 with an original issue discount of $10,000. The note has a 0% interest rate and had an original maturity date of March 31, 2019, which has been extended to September 30, 2020. Following the maturity date, the note bears a 9% annual interest rate until paid in full. In April 2019, we repaid $50,000 of a convertible loan to a related party and exchanged the remaining $50,000 into 10,000 shares of common stock valued at $50,000.

Net cash used in operating activities for the year ended December 31, 2018 was $1,653,420. Our current liabilities as of December 31, 2018 of $709,891 consisted of: $223,067 for accounts payable and accrued liabilities, net convertible debenture – related party of $85,829, deferred compensation of $300,995, note payable – related party of $100,000, and derivative liability of $0.

From June 2018 to July 2018 we entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 3,030,303 shares of common stock, for a purchase price of $0.33 per share, and aggregate gross proceeds of $1,000,000. From August 2018 to September 2018, we entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 866,666 shares of common stock for a purchase price of $1.00 per share, and aggregate gross proceeds of $866,666. The investors included JMG Horseshoe, LLC, which purchased 333,333 shares of common stock for a purchase price of $333,333. The managing member of JMG Horseshoe, LLC is J. Mark Goode, who was the Company’s former Chief Executive Officer. A related party converted $484,651 of convertible notes, accrued interest and preferred stock into common stock. The Company repaid two related parties a total of $101,935.

We anticipate that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms, or at all. If we raise funds through the sale of common stock or securities convertible into common stock, it may result in substantial dilution to our then-existing stockholders.

Off Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Revenue Recognition

Effective January 1, 2018, we recognize revenue in accordance with Accounting Standards Codification 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific revenue recognition guidance throughout the Industry Topics of the Accounting Standards Codification. The updated guidance states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also provides for additional disclosures with respect to revenues and cash flows arising from contracts with customers. The standard was effective for the first interim period within annual reporting periods beginning after December 15, 2017, and we adopted the standard using the modified retrospective approach effective January 1, 2018. The adoption of this guidance did not have a material impact on our financial statements.

Stock-Based Compensation

We account for all compensation related to stock; options or warrants using a fair value-based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. We use the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Stock issued for compensation is valued using the market price of the stock on the date of the related agreement.

Impairment of long-lived assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. We conduct our long-lived asset impairment analyses in accordance with ASC 360-10-15, “Impairment or Disposal of Long-Lived Assets.” ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.

Recently Issued Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on our financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases, which amended current lease accounting to require lessees to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model. This standard was effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of this ASU did not have a material impact on our balance sheet.

Management does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

BUSINESS

Coro Global Inc. is a Nevada corporation formed in 2005. Since 2018, we have been in the business of financial technology, also known as Fintech. From March 2018 to January 2020 the Company was known as Hash Labs Inc., a name chosen because of the advanced distributed ledger technology we license which is called hashgraph. Effective January 9, 2020, we changed our name to Coro Global Inc. to align our company name with our primary product.

Our CORO Product Overview

We have developed and commenced commercializing a financial technology product, CORO which uses advanced distributed ledger technology for improved security, speed, and reliability. CORO is a global money transmitter that allows customers to send, receive, and exchange currencies faster, cheaper and more securely, initially consisting of the ability to send, receive and exchange U.S. dollars and gold. Our mission through CORO is to democratize access to gold as sound money. CORO makes it simple, convenient and affordable to use gold as money. The CORO mobile app was completed and released in select U.S. markets in August 2020. Following the initial commercial release, CORO has expanded into new markets and is now licensed, approved and operating in 23 U.S. states plus the District of Columbia. CORO intends to expand the release of the app throughout the U.S. in 2021. The Company will also pursue money transmission licenses in foreign countries such as Mexico and Canada.

We believe CORO is the world’s first global payment application that includes gold, the oldest and most trusted money. CORO technology facilitates money transmission and exchange with faster speeds, better security, and lower costs than existing options in the marketplace. An important component of the CORO payment system is our Financial Crime Risk Management (FCRM) solution. We have developed our FCRM platform, with integrated Anti-Money Laundering / Know Your Customer onboarding and transaction monitoring to provide a fully integrated compliance solution for CORO’s compliance department. The solution meets the rigorous demands of government regulators, while supporting our customers. The FCRM technology has been completed and is incorporated within the CORO mobile payment system.

CORO Money Transmitter Business

CORO is a mobile application that allows customers to send and receive USD or XAU. CORO operates on a private permissioned network which increases the level of security and compliance.

In order to use CORO, customers are required to pass an identity verification and stringent anti-money laundering/know-your customer check, to prevent bad actors from joining and assist in ensuring regulatory compliance. Our FCRM platform will manage onboarding, screening and monitoring of CORO’s customers.

CORO provides its customers with the benefits of speed, security, transparency, and ease of use, as well as the opportunity to transact in dollars or gold on the fastest distributed ledger technology (DLT) on the market.

We believe CORO is solving the following two important problems:

●	The ability to send and receive currency faster, cheaper, more securely and across borders with ease. Current fees for sending payments from one country to another are in the double digits as a percentage of the amount being sent. CORO aims to lower the price of sending and receiving money, dramatically opening up financial services to a wider audience.

●	The ability to use gold as money has not existed in decades. Much like physical cash is disappearing because it became inconvenient to use in modern transactions, physical gold is also not convenient for everyday transactions. We believe CORO will solve this by allowing customers to send and receive gold as money. As a registered money service business and licensed money transmitter, Coro Corp. (the Company’s wholly owned subsidiary) will be required to maintain custody accounts for U.S. dollars (USD) and gold (XAU) on behalf of its customers.

CORO maintains segregated custody accounts to facilitate the flow of funds. One custody account is maintained by the independent vaulting custodian for storage of users’ physical gold. The CORO users’ gold is fully insured at all times. The users’ gold account balances are represented in XAU, the International Organization of Standardization’s currency code for gold where 1 XAU is equal to 1 troy ounce of gold. A separate segregated custody account is a U.S. dollar account held at a FDIC insured U.S. Bank. U.S. dollar account balances are represented in USD, the International Organization of Standardization’s currency code for U.S. dollars.

Customers who download the CORO app and pass the verification process are able to:

●	Deposit USD into their CORO account. Under this process, customers fund their CORO USD account by entering their bank information in the mobile app and authorizing the transfer of the desired amount to our U.S. banking custodian by ACH.

●	Exchange USD for XAU. Under this process, customers are able to exchange USD into XAU at the current XAU to USD global exchange rate minus CORO’s transaction fees. CORO processes the exchange through its gold dealer and the independent gold vaulting custodian.

●	Exchange XAU into USD. Under this process customers are able to exchange XAU into USD at the current global XAU to USD exchange rate minus CORO’s transaction fees. CORO processes the exchange through its gold dealer and the independent gold custodian. USD received from the exchange are deposited back in CORO’s U.S. bank custody account held on behalf of the customer.

●	XAU withdrawal. From time to time customers may wish to withdraw their gold from their CORO accounts. CORO’s customers will be able to select the amount for withdrawal, subject to a minimum of 1 XAU which equals 1 troy ounce of gold, and CORO will process the withdrawal through its gold dealer. The gold vaulting custodian will ship the physical gold directly to CORO’s customers. This feature is currently in development and expected to be released in the second half of 2021.

●	USD withdrawal. From time to time customers may wish to withdraw their U.S. dollars from their CORO account. Customers are able to connect a U.S. bank account to their CORO account. Customers are able to transfer any or all of their U.S. dollar funds in their CORO account back to their U.S. bank account at any time. This transfer is done by ACH and is transmitted by CORO’s U.S. bank custodian.

We operate as a licensed money transmitter company by allowing users of our mobile app to send and receive monetary value currently in two formats: USD and XAU.

CORO Process

The CORO platform operates as follows:

●	CORO’s distributed ledger tracks and records the movements of gold and USD between the users and increases the integrity of the system. The CORO users’ gold ownership is recorded on the ledger, which enhances the cybersecurity protecting the users’ account information and improves the ability to audit and demonstrate title of the users’ gold with the gold vaulting custodian. Both sender and receiver must enroll and complete an AML/KYC process to become users of the CORO app.

●	To send USD, a user transmits from within the app to any other users of the CORO app.

●	To send gold, if the user does not already have a XAU balance, a user first exchanges USD held in its CORO account into XAU. The user can then send XAU via the mobile app to other CORO users. CORO has engaged a gold dealer to provide gold to CORO users. When users exchange USD into gold, the gold dealer delivers the purchased amount of gold to an insured gold vaulting custodian. The corresponding USD is transmitted from the CORO custodial bank account to the gold dealer.

●	CORO has arranged physical custody of the gold with an insured gold vault custodian. CORO manages administration and record keeping for transactions performed through the CORO app. CORO users and the gold vaulting custodian also have identical sets of the records so that in the event the Company or the app were to cease operations for any reason there is clear title documentation for CORO users to arrange delivery of their gold from the gold vaulting custodian.

●	Coro Corp. currently acts as agent for the user in the purchase, sale and custody of the gold through the CORO app.

●	Physical gold purchased from the gold dealer and held by the gold vaulting custodian is a custodial asset for the user’s benefit in a “bailor / bailee” relationship. The CORO user (bailor) has ownership of the gold and the gold vaulting custodian (bailee) has authorized physical possession of the gold on the bailor’s behalf.

●	If a user decides to withdraw gold, the user will be able to send an order to the gold dealer through the CORO app. The gold vaulting custodian will ship the gold to the user’s residence. This feature is currently in development and expected to be released in the second half of 2021.

●	If a user decides to exchange XAU into USD, the user sends an order to the gold dealer through the CORO app and the gold vaulting custodian moves the physical gold from the allocated gold custodial account to the gold dealer. At the same time, the gold dealer generates a USD transfer to the user via CORO’s USD custodial bank account.

Legal rights

CORO users will have direct ownership of their allocated gold as follows; such gold ownership will be effected contractually through bailment with the vault custodian. Bailment is the act of placing property in the custody and control of another, by an agreement in which the holder (bailee) is responsible for the safekeeping and return of the property. In bailment law, ownership and possession of the gold are split and they merge at the moment of delivery. CORO users have a bailor/bailee relationship with the custodian for the storage of their physical gold. CORO users (bailors) have ownership of the gold and the gold vault custodian (bailee) has authorized possession of the gold.

CORO users will only buy allocated gold with direct ownership. Gold bars are allocated and identifiable for CORO users inside independent custody vault. The gold belongs to the users and is their absolute property. This is evidenced by:

●	Customer gold is neither an asset nor liability on Coro Corp.’s balance sheet;

●	The gold vaulting custody agreement is under bailment;

●	Payment of a custody fee (which has previously been decisive in proving the bailor/bailee relationship in law);

●	User’s gold in custody is fully insured for theft or loss;

●	Full allocation of CORO users’ property is documented each day by daily reconciliation and verified by the monthly custodial audit and quarterly independent 3rd-party audit;

●	All transactions and users’ balances are recorded on a distributed ledger which improves accuracy, transparency and security; and

●	CORO users can monitor the total value and weight of gold they own on the CORO mobile app in real time.

CORO Gold Ownership

When a CORO customer purchases gold through the CORO mobile payment application, the CORO user becomes the legal owner of the gold. CORO instantly routes gold purchase transactions through a gold dealer. Within the CORO app, customers’ U.S. dollars are exchanged for an equivalent amount of gold at the prevailing spot rate. CORO’s spot rate is derived from a number of gold market sources including but not limited to, our gold dealer the Chicago Mercantile Exchange, or CME and the LBMA. The CORO spot rate also includes our spread. Gold purchased by the customer is identified and evidenced by a serial number, or otherwise identified and evidenced with a specific identifier in accordance with the methods used by the auditors of the independent gold vaulting custodian, such as with SKUs/bar codes, and then allocated within CORO’s custody account with the independent gold vaulting custodian. The independent vaulting custodian maintains a bailment arrangement with CORO’s customers, so that the customers have direct ownership of their gold at all times. Our CORO customers’ gold is fully insured by the vaulting custodian. The vaulting custodian will have a daily record of each customer’s gold holdings. Allocated gold is, by definition, unencumbered. In the event of Coro Global Inc. or Coro Corp.’s dissolution or failure, CORO’s customers would not risk becoming creditors of the Company since their ownership of their gold is direct. Coro Corp. through the CORO app and the independent vaulting custodian maintain an inventory list of the allocated customer gold which is updated in real time and reconciled daily. The CORO user’s gold inventory will be physically counted weekly and audited by an independent auditor of the independent gold vaulting custodian on a quarterly basis. The customer’s gold ownership is also recorded, confirmed and evidenced on CORO’s accounting ledger and shared with the independent vaulting custodian. Coro Corp. and the gold vaulting custodian have the right of substitution within the allocated gold. Right of substitution means that when a customer withdraws their gold, Coro Corp. and the gold vaulting custodian may choose which gold to provide the customer, thus the serial number at purchase may be different than the serial number at withdrawal. Right of substitution makes the logistics of gold storage, deposit and withdrawal more pragmatic and is the primary method used for the independent safe custody of all commodities.

Government Regulation

In the United States, money transmission activities are strictly regulated both at the federal level by FinCEN and at the state level by financial institution regulators. Registration with FinCEN is mandatory for all money transmitters and state regulators impose strict requirements to obtain and maintain a license to operate in their jurisdictions. In addition, state regulations covering money transmission provide enhanced protections for the consumers in case of fraud or bankruptcy and require regular examination and review of licensees’ activities.

Coro Corp. is registered with and regulated by FinCEN, a bureau of the U.S. Department of the Treasury. FinCEN regulates Coro Corp. as both a money services business, or MSB, and a Dealer in Precious Metals. As a regulated financial institution, Coro Corp. must assess the money laundering risk involved in its transactions, and implement an anti-money laundering program to mitigate such risk. In addition, we must comply with recordkeeping, reporting, and transaction monitoring requirements under FinCEN regulations.

As a registered money services business, Coro Corp. is required to be licensed in the states where it operates. Coro Corp. is in the process of obtaining individual money transmission licenses state-by-state in the jurisdictions where it plans to provide its services. To date, we have been licensed to operate CORO in the following U.S. states and jurisdictions Alabama, Alaska, Arkansas, Arizona, Delaware, Idaho, Iowa, Florida, Georgia, Massachusetts, Minnesota, Mississippi, Montana, New Hampshire, New Jersey, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Washington, Washington D.C., and Wisconsin. We have launched CORO in the above-mentioned U.S. states and jurisdictions.

In addition to an application process that includes providing a detailed business plan and criminal and financial background check on all officers and controlling parties of the applying company, licensed money transmitters are subjected to strict requirements such as providing annual audited financial statements, filing quarterly reports, and maintaining at all times a minimum net worth and a surety bond approved by the state’s Commissioner. Due to its main office being located in the State of Florida, Coro Corp. filed an initial application for Money Transmitter license (FT2) with the Florida Office of Financial Regulations on October 4, 2019 and obtained its license on March 18, 2020. Since then, Coro Corp. has filed money transmitter license applications in 31 additional states, some of which are still under review by the respective state banking departments. We anticipate that we will receive nationwide money transmitter licensure to operate CORO by the end of 2021.

The Commodity Futures Trading Commission (CFTC) does not regulate Coro Corp. because Coro Corp. only transacts with physical gold in the spot market when buying or selling gold for its customers. The Commodity Exchange Act (CEA) grants the CFTC exclusive jurisdiction over the regulation of futures contracts, option contracts and leverage contracts, but this authority specifically does not extend to “deferred” or “forward” delivery contracts which are essentially “cash transactions providing for later delivery of the underlying commodity.”

To prevent fraud and illegal activities at our money transmission business, we do the following:

●	Ensure that no accounts for prospective customers are activated until each new customer has undergone comprehensive AML/KYC screening;

●	Conduct routine security audits of our DLT environment; and

●	Implement other security measures, as necessary, to further support our diligence in this regard.

CORO Revenue Model

Customers of the CORO product are or will be charged (i) a 0.5% annual custody and storage fee on their XAU balances, (ii) a 0.5% fee to exchange USD for XAU or exchange XAU for USD, (iii) a 0.5% fee for sending XAU to other CORO customers (which fee we waived through 2020 and may waive through the remainder of 2021) and (iv) a 0.5% fee to exchange XAU for delivery of physical gold (when we commence providing this service, which we have not yet done) . We collect and charge or, with respect to the fee for sending XAU to other CORO customers and the fee delivery of physical gold, anticipate that we will collect and charge such fees from CORO customers.

CORO Business Milestones

We began development of the CORO mobile application, database, infrastructure and the associated distributed private permissioned DLT network, in September of 2018. Following nearly two years of design, development and testing the CORO mobile application and DLT powered gold payment system was completed and released to the public on August 5, 2020. Having completed the commercial release of CORO, the Company has established new milestones for 2021. These milestones include: 1.) implementation of the digital marketing and customer acquisition program; 2.) continuously improving CORO app performance, functionality and user experience; and 3.) acceleration of the state money transmission licensure program in the U.S. to achieve nationwide licensure, as well as filing money transmission license applications with regulators in Mexico and Canada;

We have relied and continue to rely upon both employees and contractors. CORO’s commercialization and continued enhancement is being led by David Dorr, the Founder and recently appointed CEO of the Company, and Brian Dorr, the Co-founder and recently appointed COO of the Company. They will continue the coordination of our technology development resources and team of consultants. We intend to increase our technology development team during 2021, as we continue to improve the functionality and performance of the CORO mobile application.

As of January 22, 2021 the CORO app has had 6,372 downloads of which 875 have become verified users. There are 5,373 individuals on our waiting list in states where we are pending approval of our money transmission licenses. Upon our receipt of money transmission licenses in those states, these individuals will then have the opportunity to become verified users.

Hashgraph License

CORO is built on a new generation of DLT utilizing the Hashgraph consensus algorithm, (“Hashgraph”). We believe Hashgraph is superior to the current generation of DLT. Hashgraph is owned by Swirlds, Inc., (“Swirlds”). In July 2020, we entered into an amended and restated software license agreement with Swirlds to license Hashgraph.

DLT is disrupting and transforming existing markets in multiple industries. However, we believe there are four fundamental obstacles to be overcome before DLT can be widely accepted and adopted across every industry and geography. These obstacles are:

Performance: The technology is built on Hashgraph, which provides near-perfect efficiency in bandwidth usage and consequently can process upwards of 500,000 transactions per second. To put the speed of our network in perspective, Visa’s network handles an estimated 35,000 transactions per second.

Security: Hashgraph achieves the highest standard for security in the field of distributed consensus: asynchronous Byzantine Fault Tolerance (aBFT). Other networks that use coordinators, leaders, or communication timeouts tend to be vulnerable to Distributed Denial of Service (DDoS) attacks against those vulnerable areas. Hashgraph is resilient to these types of attacks and achieves the theoretical limits of security. Achieving this level of security at scale is a fundamental advance in the field of distributed systems as it is the gold standard for security in this category.

Regulatory Compliance: The Hashgraph technical framework includes an Opt-In Escrow Identity mechanism that gives customers a choice to bind verified identities to otherwise anonymous accounts, which is designed to provide governments with the oversight necessary to ensure regulatory compliance. This is optional, and each user will be able to decide what kinds of credentials, if any, to reveal.

Hashgraph accomplishes being fair, fast, efficient, inexpensive, timestamped, and DDoS resistant.

Our Hashgraph private-permissioned network provides the strongest foundation for CORO. We believe it will enable the CORO product to achieve unprecedented speed with fractional cost per transaction, all while maintaining or exceeding current bank-grade security.

Intellectual Property

In addition to our right to the use of Hashgraph as discussed above, our intellectual property currently includes our trademark “CORO” for a mobile application for certain financial and computer software services. We have a pending trademark registration application for “CORO” in the United States and several additional countries.

Marketing, Communications and Growth Strategy

During the first half of 2020 we made a significant investment of time and resources in completion of a comprehensive growth strategy for marketing, communications and customer acquisition. Our strategy follows a growth marketing approach, with rapid experimentation across marketing channels and product development paths to determine the most effective and sustainable way to acquire and retain customers. Our go-to market strategy fuses data analysis and behavioral research to identify key customer segments. Under this strategy, user experience/user interface design optimization, highly targeted advertising, thought leadership, and PR tactics are implemented to acquire customers efficiently and build trust, which is our main brand pillar. Our growth plan was divided into 2 main stages – the pre-commercial launch stage and the post-launch stage. Our pre-launch stage was dedicated to garnering interest and enthusiasm from prospective CORO customers via digital marketing efforts. We have now embarked upon the post-launch stage, which is divided into traction, transition and growth sub-stages. During the traction sub-stage which we are now in, we are simply building momentum for growth.

We are focusing on finding product/market fit and growing our brand. Finding product/market fit means that we are getting early users, gathering their feedback and optimizing our product based on that feedback. Once we see signs that our business has gained market share and mindshare from our target audience we will scale our efforts and move into the transition sub-stage. During the transition sub-stage, we will take the information we gathered during traction and build up towards growth mode.

We will optimize and scale marketing channels that work for us. We will optimize customer acquisition costs and gain more insights into their lifetime value. We will also focus on scaling our marketing team. When we enter the growth sub-stage, we will be ready to deploy our growth engine and prove that it works. Our goal here will be to maximize our value proposition and achieve exponential growth.

Using a combination of qualitative and quantitative methods, we conducted extensive research and discovery to set success metrics, recognize future growth initiatives, develop audience profiles, and assess the competition landscape and market conditions.

Under our marketing and sales strategy, we have taken the following steps:

●	Engaged specialized branding, media, web design, and digital marketing agencies to work in synchrony with the in-house marketing team;

●	Designed a visual identity that can be easily activated across a variety of digital and media touchpoints;

●	Developed a website to serve as an education resource for media, influencers and general public and as a point of entry for customers; and

●	Developed integrated launch and growth marketing campaigns to reach key audiences for awareness and demand for the product.

Employees

As of January 22, 2021, we have 2 full-time employees and retain approximately 16 consultants. We consider our relationship with our employees and consultants to be good.

Properties

We sub-lease, on a month-to-month basis under an arrangement with Brickell 21 Financial Centre, office space located at 1200 Brickell Avenue, Suite 310, Miami, FL 33131. Our current monthly rent is approximately $1,200. We believe these facilities are suitable and adequate to meet our current business requirements.

Legal Proceedings

We are not party to any material legal proceedings, and our property is not the subject of any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following table and biographical summaries set forth information, including principal occupation and business experience about our directors and executive officers:

Name	Positions	Age
David Dorr	Chief Executive Officer, President and Director	43
Brian Dorr	Chief Operating Officer, Director	38
Rudolf Hüppi	Director	77
Lou Naser	Chairman of Board of Directors	55
Carlos Naupari	Director	34

David Dorr is the Co-founder of Coro Global Inc. under the Company’s current business. He has been Chief Executive Officer, President and director of the Company since January 2021. Since 2010, Mr. Dorr has served as Managing Principal of Dorr Asset Management LLC and as Managing Principal and Director of Dorr Asset Management SEZC (a Cayman Islands entity), since 2012. The Dorr Asset Management companies provide investing and advisory services based on global macroeconomic analysis. Mr. Dorr’s experience includes trading in complex derivatives, equities, commodities, FX, and fixed income markets. His focus in physical commodities has been centered in the precious metals sector. He has also served as a strategic advisor to various sovereign governments as it relates to gold, financial systems, and economic policies. Mr. Dorr is currently licensed as a Director in Cayman Islands by the Cayman Islands Monetary Authority and has previously served as Director of Registered Cayman Islands Mutual Funds. Prior to the Dorr Asset Management companies, Mr. Dorr was Co-founder & CEO of Life-Exchange, Inc., an electronic trading platform for financial institutions trading longevity risk in the life insurance sector. Life-Exchange, Inc. was a U.S. publicly traded company and Mr. Dorr served as Director and CEO. Mr. Dorr has an extensive background in finance and risk management, having worked in capital markets for nearly two decades, which qualifies him to serve on the Company’s board of directors.

Brian Dorr is the Co-founder of Coro Global Inc. under the Company’s current business. He has been Chief Operating Officer and director of the Company since January 2021. Since 2010 Mr. Dorr has served as Managing Principal of Dorr Asset Management LLC and as Managing Principal, Director and Anti-Money Laundering Compliance Officer of Dorr Asset Management SEZC since 2012. The Dorr Asset Management companies provide investing and advisory services based on global macroeconomic analysis. Mr. Dorr’s experience includes trading in complex derivatives, equities, commodities, FX, and fixed income markets. His focus in physical commodities has been centered in the precious metals sector. He has also served as a strategic advisor to various sovereign governments as it relates to gold, financial systems, and economic policies. Mr. Dorr is currently licensed as a Director in Cayman Islands by the Cayman Islands Monetary Authority and has previously served as Director of a Registered Cayman Islands Mutual Fund. Prior to the Dorr Asset Management companies, Mr. Dorr was Co-founder & COO of Life-Exchange, Inc., an electronic trading platform for financial institutions trading longevity risk in the life insurance sector. Life-Exchange, Inc. was a U.S. publicly traded company and Mr. Dorr served as Director and COO. Mr. Dorr has an extensive background in finance and risk management, having worked in capital markets for nearly two decades, which qualifies him to serve on the Company’s board of directors.

Rudolf Hüppi has served a director of the Company since June 2020. Mr. Hüppi is the founder of ParaLife, and since its formation in 2006, the Chairman and CEO of the ParaLife Group. ParaLife provides affordable and efficient insurance and other financial services solutions to people in informal economies, in the lower income and in underprivileged sectors. ParaLife is headquartered in Switzerland, operates in Latin America and is currently preparing for market entry in China. Mr. Hüppi had a long career with Zurich Insurance Group (Zurich Financial Services), which he joined in 1963. He headed up Zurich’s operations in India, held various positions for the company in the United States, and led Zurich’s International Division, serving the insurance and risk management needs of corporate customers around the world. In 1983, he was appointed to the Group Executive Board with oversight responsibility for the group’s activities throughout North America, the United Kingdom, Asia, and Australia. He was also appointed CEO of Zurich’s U.S. operations. He became Group COO in 1988 and president and CEO of Zurich Group in 1991. In 1993, Mr. Hüppi joined the board of directors and was elected Chairman in 1995. He resigned as CEO and Chairman in 2002. Since his retirement, and beyond building ParaLife into a leading microinsurance provider, Mr. Hüppi has been supporting various new ventures in China and the United States. He is a Fellow of the Batten Institute at the University of Virginia Darden Business School. Mr. Hüppi’s financial and executive knowledge and experience qualifies him to serve on the Company’s board of directors.

Lou Naser has served as a director of the Company since June 2020 and as the Chairman since January 2021. Mr. Naser is the founder and managing partner of Global Wealth Partners, Inc., which he founded in 2010. He has over 30 years of experience in the wealth management and financial services industry. Mr. Naser creates the firm’s vision and oversees all of its strategic initiatives and key partnerships. This includes the firm’s acquisitions as well as global development, worldwide relationships, and private equity investments. Mr. Naser’s executive and financial knowledge and experience qualifies him to serve on the Company’s board of directors.

Carlos Naupari has served as a director of the Company since June 2020. Mr. Naupari has been CEO Brazil at Fligoo, a San Francisco-based advanced analytics company since July 2019. He began his career at UBS in New York in 2008. After half a decade on Wall Street, Mr. Naupari pivoted his professional journey towards technology companies and has held senior leadership roles at Rokk3R Inc (from July 2017 to June 2019), VARIV Capital (from January 2015 to June 2015) , and Rocket Internet AG (from June 2014 to January 2015) in the United States, Mexico, and Brazil. Mr. Naupari holds a BA from the University of Virginia. Mr. Naupari’s technology industry knowledge and experience qualifies him to serve on the Company’s board of directors.

Corporate Governance

Board of Directors Term of Office

Directors are elected at our annual meeting of shareholders and serve for one year until the next annual meeting of shareholders or until their successors are elected and qualified.

Committees of our Board of Directors

We have established an audit committee, a compensation committee, and a nominating and corporate governance committee. Each such board committee consists of our three independent directors. Mr. Hüppi serves as chair of our audit committee, Mr. Naupari serves as chair of our compensation committee, and Mr. Naser serves chair of our nominating and corporate governance committee. Mr. Hüppi is our audit committee financial expert.

Family Relationships

There is no family relationship between any director and executive officer or among any directors or executive officers, except that David and Brian Dorr are brothers.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the CFTC to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have adopted a Code of Ethics for adherence by all of our employees. In addition, certain provisions of the Code of Ethics are specifically directed to the Company’s Chief Executive Officer, Chief Financial Officer, and financial managers. We have adopted a Code of Ethics to ensure honest and ethical conduct; full, fair and proper disclosure of financial information in our periodic reports filed pursuant to the Exchange Act; and compliance with applicable laws, rules, and regulations. Our Code of Ethics is available on our website at www.coro.global.

Executive Compensation

The following table sets forth compensation information for services rendered by certain of our executive officers in all capacities during the last two completed fiscal years. The following information includes the dollar value of base salaries and certain other compensation, if any, whether paid or deferred.

Name and Position(s)	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Other ($)	Total Compensation ($)
J. Mark Goode	2019	128,000	-	2,156,622	-	2,284,622
Former Chief Executive Officer(1)(2)(3)	2020	153,000	-	729,305	-	882,305
Niquana Noel	2019	64,000	-	-	-	64,000
Former Chief Operating Officer(4)	2020	131,000	-	$250,000	-	381,000

(1)	Mr. Goode resigned as Chief Executive Officer effective December 31, 2020.

(2)	On May 18, 2018, Mr. Goode received 500,000 shares of common stock of the Company valued at $1,250,000 ($2.50 per share). Under Mr. Goode’s employment agreement as in effect on December 31, 2018, after one year of employment by the Company as the Chief Executive Officer, we agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; after two years of employment by the Company as the Chief Executive Officer, we agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; and after three years of employment by the Company as the Chief Executive Officer, we agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance. As of December 31, 2018, we accrued $300,995 in accordance with ASC 718-10-55-65 for the portion earned as the terms of such an award do not establish an ownership relationship because the extent to which (or whether) the employee benefits from the award depends on something other than changes in the entity’s share price. Therefore, the awards should be accounted for as a liability award. ASC 718 requires that public companies measure share-based awards classified as liabilities at fair value at each reporting date. In accordance with 718-30-35-3, a public entity shall measure a liability award under a share-based payment arrangement based on the award’s fair value re-measured at each reporting date until the date of settlement. Compensation cost for each period until settlement shall be based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value of the instrument for each reporting period. Through May 31, 2019, the date Mr. Goode’s employment agreement was amended as discussed below, the Company recorded an additional expense of $1,861,170.

(3)	On May 31, 2019, we recorded the reclassification of the derivative liability of $2,162,408 for the issuance of these share to additional paid in capital and common stock. We recorded $687,246 for the additional value of the common stock for the vesting of the award during the year ended December 31, 2019. As of December 31, 2019, the unvested amount of the awards was $900,598. During the year ended December 31, 2020 the Company recorded an expense of $729,305.

(4)	On June 22, 2020, the Company issued to Niquana Noel, the Company’s then-Chief Operating Officer, for services provided, six-month warrants to purchase 50,000 shares of common stock, with an exercise price of $0.01. The warrants were exercised and the Company recognized an expense of $249,500 ($5.00 per share), the fair value for our common stock. Ms. Noel resigned as our Chief Operating Officer effective December 31, 2020.

Employment Agreements

We entered into an employment agreement on May 18, 2018, with J. Mark Goode, our then-Chief Executive Officer and on May 31, 2019, and December 29, 2020, we entered into amendments to the employment agreement. Pursuant to the employment agreement, as amended, Mr. Goode’s annual base salary was $96,000, which could be increased to up to $216,000 upon Mr. Goode meeting certain milestones set forth in the employment agreement related to our performance and was subject to increases as set from time to time by our board of directors. Upon the execution of the employment agreement, Mr. Goode received 500,000 shares of our common stock. Upon execution of the first amendment, we issued to Mr. Goode and his designee 750,000 shares of common stock, and we had no further obligation to issue to Mr. Goode shares under the employment agreement. Pursuant to Mr. Goode’s employment agreement, as amended, Mr. Goode would have been required to return 500,000 shares if he was not serving as our Chief Executive Officer as of May 17, 2020.

Pursuant to the second amendment to the employment agreement, Mr. Goode agreed to resign as President, Chairman, and Chief Executive Officer of the Company effective December 31, 2020. From the period January 1, 2021 to January 31, 2021 Mr. Goode will be entitled to his base salary and any other regular compensation under the employment agreement and will assist the Company in the Company’s transition to a new Chief Executive Officer. Mr. Goode agreed that he would return 250,000 shares of the Company’s common stock if he were not serving as Chief Executive Officer of the Company as of December 30, 2020, and agreed to return 62,500 shares of common stock to the Company upon expiration of the employment agreement on January 31, 2021.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth our outstanding equity awards to our executive officers as of December 31, 2020.

OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
J. Mark Goode	-	-	-	$-	-	250,000	(1)	-	-	-

(1)	Calculated based on Mr. Goode’s employment agreement as in effect as of December 31, 2020.

Director Compensation

On June 24, 2020, the board of directors of the Company adopted a compensation program for independent directors. Under the program, independent directors will be entitled to a quarterly cash fee of $7,500 and 7,500 shares of common stock on a quarterly basis (each due and payable quarterly in arrears).

The following table sets forth compensation we paid to our directors during the year ended December 31, 2020 (excluding compensation under the Summary Compensation table above).

	Fees
	Earned or
	Paid in	Stock	Option	All Other
	Cash (1)	Awards	Awards	Compensation	Total
Name	($)	($)(2)	($)	($)	($)
Rudolf Hüppi	15,000	$71,250			$86,250
Lou Naser	15,000	$71,250	—	—	$86,250
Carlos Naupari	15,000	$71,250	—	—	$86,250

(1)	Includes $7,500 for each director for the quarter ended December 31, 2020 that was deferred. The directors have agreed to defer cash fees until the completion of this offering.

(2)	Shares were valued based on the fair market value on the last day of each quarter.

TRANSACTIONS WITH RELATED PERSONS

On January 14, 2019, the Company entered into an exchange agreement with Lyle Hauser, then a significant stockholder of the Company. Pursuant to the exchange agreement, Mr. Hauser exchanged an outstanding convertible promissory note of the Company in the aggregate amount of $70,382 (including accrued interest) held by Mr. Hauser for a new non-convertible promissory note of the Company in the principal amount of $70,382. The new note had an original maturity date of March 31, 2019, which was extended to September 30, 2020, and bore interest at the rate of 7% per year, due upon maturity.

On January 14, 2019, the Company entered into an exchange agreement with Vantage, an entity owned by Lyle Hauser. Pursuant to the exchange agreement, Vantage exchanged the remaining amount due on a convertible promissory note of the Company, equal to $17,780 (including accrued interest) held by Vantage for a new non-convertible promissory note of the Company in the principal amount of $17,780. The new note had an original maturity date of March 31, 2019, which was extended to December 31, 2019, and bore interest at the rate of 7% per year, due upon maturity. This note has been repaid.

On February 28, 2019, the Company issued and sold an original issue discount promissory note, in the principal amount of $110,000, for a purchase price of $100,000, to Lyle Hauser. The note had an original maturity date of March 31, 2019, which was extended to June 30, 2020, and does not bear interest prior to maturity. Subsequent to maturity, the note would bear interest at the rate of 9% per year. This note was repaid in May 2020.

On April 24, 2019, the Company entered into a subscription agreement with Advantage Life, pursuant to which Advantage Life purchased from the Company 200,000 shares of the Company’s common stock for an aggregate purchase price of $1,000,000. The closing of the sale of the shares under the subscription agreement occurred on April 30, 2019. Brian Dorr and David Dorr, the Company’s Chief Executive Officer and Chief Operating Officers, respectively, are the owners and managing directors of Dorr Asset Management SEZC, which is the investment advisor to Advantage Life.

On April 12, 2019, the Company entered into and closed a subscription agreement with Vantage pursuant to which the Company sold to Vantage 10,000 shares of common stock for a purchase price of $50,000.

On April 12, 2019, the Company entered into an exchange agreement with Vantage pursuant to which Vantage exchanged a portion of an outstanding promissory note of the Company held by Vantage, in the amount of $50,000, for 10,000 newly issued shares of common stock of the Company.

During the year ended December 31, 2019, the Company paid Dorr Asset Management LLC consulting fees and expenses of $107,306. Brian Dorr and David Dorr, the Company’s Chief Executive Officer and Chief Operating Officers, respectively, are the Managing Principals of Dorr Asset Management LLC.

On April 8, 2020, the Company issued 33,000 shares of common stock to the designee of Lyle Hauser in connection with the extension of the maturity date of outstanding notes held by Mr. Hauser.

On June 22, 2020, the Company issued to Niquana Noel, the Company’s then-Chief Operating Officer, for services provided, six-month warrants to purchase 50,000 shares of common stock, with an exercise price of $0.01. On June 30, 2020, the Company issued 50,000 shares of common stock to Niquana Noel, upon exercise of Ms. Noel’s warrants, at an exercise price of $0.01 per share.

During the nine months ended September 30, 2020, the Company paid Dorr Asset Management LLC consulting fees and expenses of $218,367. Dorr Asset Management LLC concluded its consulting services to the Company on November 30, 2020. There are no current compensation arrangements between the Company and David Dorr or Brian Dorr.

On May 31, 2019, the Company entered into an amendment to its employment agreement with J. Mark Goode, the Company’s then-Chief Executive Officer and on December 29, 2020, we entered into amendment No. 2 to the employment agreement with J. Mark Goode. See “Executive Compensation.”

On January 15, 2021, we entered into a securities purchase agreement with Lou Naser, the Company’s chairman, pursuant to which we issued and sold to Mr. Naser 6,000 shares of common stock for a purchase price of $5.00 per share.

Director Independence

Mr. Hüppi, Mr. Naser and Mr. Naupari are independent as defined under Nasdaq Marketplace Rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 25, 2021, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group.

The table lists applicable percentage ownership based on 25,413,746 shares of common stock outstanding as of January 25, 2021. In addition, the rules include shares of our common stock issuable pursuant to the exercise of stock options and warrants that are either immediately exercisable or exercisable within 60 days of January 25, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o Coro Global Inc., Brickell 21 Financial Centre, 1200 Brickell Avenue, Suite 310, Miami, FL 33131.

Name and address of beneficial owner	Number of shares of common stock beneficially owned		Percentage of common stock beneficially owned
Greater than 5% Stockholders:
Jonathan Feuerman TTEE RH Sun & Surf Irrevocable Trust 1 South East 3rd Avenue, Suite 2950 Miami, FL 33131	4,800,000		18.9%
Jonathan Feuerman TTEE LLH Irrevocable Trust 1 South East 3rd Avenue, Suite 2950 Miami, FL 33131	2,200,000	(1)	8.7%
Jonathan Feuerman TTEE LH Irrevocable Trust 1 South East 3rd Avenue, Suite 2950 Miami, FL 33131	2,200,000	(2)	8.7%
Jonathan Feuerman 1 South East 3rd Avenue, Suite 2950 Miami, FL 33131	9,200,000	(3)	36.2%
J. Mark Goode	1,503,333	(4)	5.9%
Advantage Life & Annuity SPC FBO ALIP 1704-1138 5304 18 Forum Lane Camana Bay Grand Cayman 9006	1,543,434		6.1%
The Samsara STAR Trust Suntera (Cayman) Limited as Trustee of The Samsara STAR Trust 24 Shedden Road, Royal Bank House 3rd Floor George Town, Grand Cayman KY1-1110 Cayman Islands	4,400,000	(5)	17.3
The Orokos STAR Trust Suntera (Cayman) Limited as Trustee of The Orokos STAR Trust 24 Shedden Road, Royal Bank House 3rd Floor George Town, Grand Cayman KY1-1110 Cayman Islands	4,400,000	(5)	17.3
Angella Williams-Myers Director, Suntera (Cayman) Limited 24 Shedden Road, Royal Bank House 3rd Floor George Town, Grand Cayman KY1-1110 Cayman Islands	8,800,000	(6)	34.6
Priscilla Lopez Trust Officer, Suntera (Cayman) Limited 24 Shedden Road, Royal Bank House 3rd Floor George Town, Grand Cayman KY1-1110 Cayman Islands	8,800,000	(6)	34.6
Directors and Executive Officers:
David Dorr	1,643,434	(7)	6.5%
Brian Dorr	1,643,434	(8)	6.5%
Lou Naser	71,000	(9)	*
Rudolf Hüppi	15,000		-
Carlos Naupari	15,000		-
All Directors and Officers as a Group (5 persons)	1,844,434		7.3%

*	Less than 1%.

(1)	The shareholder has granted Lyle Hauser a security interest in the shares.

(2)	The shareholder has granted The Vantage Group Ltd., an entity owned by Lyle Hauser, a security interest in the shares.7.

(3)	Represents shares held by Jonathan Feuerman TTEE RH Sun & Surf Irrevocable Trust, Jonathan Feuerman TTEE LLH Irrevocable Trust, and Jonathan Feuerman TTEE LH Irrevocable Trust, as set forth above.

(4)

Includes 62,500 shares Mr. Goode has agreed to return to the Company on January 31, 2021. See “Employment Agreements.” Also includes 433,333 shares owned by JMG Horseshoe LLC. Mr. Goode is the managing member of JMG Horseshoe, LLC.

(5)	Angella Williams-Myers and Priscilla Lopez have voting and dispositive power over the shares.
(6)	Represents shares held by The Samsara STAR Trust and The Orokos STAR Trust, as set forth above.

(7)	Mr. Dorr’s beneficial ownership includes 1,543,434 shares held by Advantage Life & Annuity SPC fbo ALIP 1704-1138 9 (“Advantage Life”). Brian Dorr and David Dorr are the owners and managing directors of Dorr Asset Management SEZC, which is the investment advisor to Advantage Life and has investment discretion over the account that holds the shares of the Company.

(8)	Mr. Dorr’s beneficial ownership includes 1,543,434 shares held by Advantage Life. Brian Dorr and David Dorr are the owners and managing directors of Dorr Asset Management SEZC, which is the investment advisor to Advantage Life and has investment discretion over the account that holds the shares of the Company.

(9)	Includes 30,000 shares held by an entity owned by Mr. Naser.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 700,000,000 shares of common stock, par value of $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

As of January 25, 2021, a total of 25,413,746 shares of our common stock and 0 shares of our preferred stock were issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no withdrawal provisions applicable to the Company’s common stock.

Preferred Stock

Our articles of incorporation authorize the issuance of 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

UNDERWRITING

Maxim Group LLC is acting as representative of the underwriters of the offering. We have entered into an underwriting agreement dated          , 2021 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Maxim Group LLC
Total

The underwriters are committed to purchase all the shares offered by us, other than those covered by the over-allotment option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of additional shares of common stock (equal to 15% of the common stock sold in the offering), at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If this option is exercised in full, the total price to the public will be $    and the total net proceeds, before expenses, to us will be $     .

Discounts, Commissions and Reimbursement

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Public offering price	$	$	$
Underwriting discount (7%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	The underwriting discount will be 7%, except that the underwriting discount will be 3.5% with respect to investors introduced by the Company.

The underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession not in excess of $ per share. If all of the shares offered by us are not sold at the public offering price, the representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We have also agreed to pay up to $100,000 of expenses of the representative relating to the offering, including for road show, diligence, and legal expenses.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount , will be approximately $400,000.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, our executive officers and directors and holders of 3% or more our outstanding common stock, have agreed, subject to limited exceptions, without the prior written consent of the representative not to directly or indirectly offer to sell, pledge or otherwise transfer or dispose of any shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of four months.

Right of First Refusal

We have granted the representative a right of first refusal, for a period of 18 months from the consummation of this offering, to act as lead managing underwriter and book runner or minimally as a co-lead manager and co-book runner and/or co-lead placement agent with at least 80% of the economics for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings during such 18 month period of the Company, including but not limited to, fees to be paid to the representative, that are (a) at a minimum equal to or better than the terms mutually agreed upon in the underwriting agreement or (b) equal to or better than the terms offered in writing by another investment bank.

Upon termination or expiration of our engagement agreement with the representative, unless the Company terminates such agreement for “Cause,” if the Company subsequently completes any public or private financing at any time during the 18 months after such termination with any investors contacted by the representative in connection with the offering (the “Maxim Contacted Investors”), then the representative shall be entitled to receive the compensation as set forth herein, provided that such Maxim Contacted Investors (a) do not have a prior existing business relationship with the Company, its directors or officers, and (b) were not contacted by the Company prior to having been contacted by the representative.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Certain legal matters in connection with this offering have been passed upon for the underwriters by Lucosky Brookman LLP, Woodbridge, New Jersey.

EXPERTS

The consolidated financial statements of Coro Global Inc. at December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, included in this prospectus have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in their report thereon, appearing therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, and other information with the SEC. The SEC maintains an Internet site that contains these reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. We also maintain a website at https://coro.global, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Financial Statements

Coro Global Inc.

Consolidated Balance Sheets

	September 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets
Cash	$1,396,545	$470,800
Cash – restricted	87,380	-
Surety Bonds	19,237	-
Prepaid expenses	269,342	6,718
Total current assets	1,772,504	477,518

Equipment, net	8,731	7,722
Dino Might program	1,979	1,979
Total assets	$1,783,214	$487,219

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued liabilities	$407,415	$153,551
Due to customers, net	86,719	-
Note payable - related party	-	180,382
Total current liabilities	494,134	333,933

Commitments and Contingencies (Note 9)	-	-

Stockholders’ equity
Preferred stock, $.0001 par value: 10,000,000 shares authorized, 0 shares issued and outstanding on September 30, 2020 and December 31, 2019, respectively	-	-
Preferred stock Series C, $0.0001 par value: 7,000 shares designated and 0 shares issued and outstanding on September 30, 2020 and December 31, 2019, respectively	-	-
Common stock, $.0001 par value: 700,000,000 shares authorized; 25,052,746 shares issued and outstanding as of September 30, 2020 and 24,122,746 shares issued and outstanding as of December 31, 2019	2,505	2,412
Additional paid-in capital	44,540,824	39,276,685
Accumulated deficit	(43,254,249)	(39,125,811)
Total stockholders’ equity	1,289,080	153,286
Total liabilities and stockholders’ deficit	$1,783,214	$487,219

The accompanying notes are an integral part of these consolidated unaudited financial statements.

Coro Global Inc.

 Consolidated Statements of Operations

(Unaudited)

	For the Three months ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue
Transaction revenue	$316	$-	$316	$-
Transaction revenue - related party	102	-	102	-
	418	-	418	-

Operating expenses
Selling, general and administrative expenses	988,972	629,154	3,052,827	3,159,191
Development expense	422,523	184,021	911,029	890,695
Total operating expenses	1,411,495	813,175	3,963,856	4,049,886

Loss from operations	(1,411,077)	(813,175)	(3,963,438)	(4,049,886)

Other expenses
Interest expense	-	(2,236)	(165,000)	(17,211)
Total other expenses	-	(2,236)	(165,000)	(17,211)

Net loss	$(1,411,077)	$(815,411)	$(4,128,438)	$(4,067,097)

Net loss per common share: basic and diluted	$(0.06)	$(0.04)	$(0.17)	$(0.18)

Weighted average common shares outstanding: basic and diluted	25,419,159	23,897,286	25,420,420	23,528,209

The accompanying notes are an integral part of these consolidated unaudited financial statements.

Coro Global Inc.

 Consolidated Statements of Changes in Stockholders’ Equity / (Deficit)

For the Three Months Ended September 30, 2020 and 2019

(Unaudited)

	Preferred Series C		Common Stock		Additional
	Shares	Par	Shares	Par	Paid-in	Accumulated
	Outstanding	Amount	Outstanding	Amount	Capital	Deficit	Total
June 30, 2019	-	-	23,898,246	$2,390	$37,557,004	$(37,527,118)	$32,201
Amortization of stock compensation	-	-	-	-	295,452	-	295,452
Sale of common stock	-	-	50,000	5	249,995	-	250,000
Net loss	-	-	-	-	-	(815,411)	(815,411)

Balance September 30, 2019	-	$-	23,948,246	$2,395	$38,102,451	$(38,342,529)	$(237,758)

	Preferred Series C		Common Stock		Additional
	Shares	Par	Shares	Par	Paid-in	Accumulated
	Outstanding	Amount	Outstanding	Amount	Capital	Deficit	Total
June 30, 2020	-	$-	24,741,2456	$2,474	$42,883,756	$(41,843,172)	$1,043,033
Common stock issued for services	-	-	31,500	3	149,623	-	149,626
Sale of common stock	-	-	280,000	28	1,400,272	-	1,400,300
Stock based compensation	-	-	-	-	107,198	-	107,198
Warrants issued for services		-	-	-		-	-
Exercise of warrants	-	-				-	-
Common stock issued for note extension	-	-				-	-
Net loss	-	-	-	-	-	(1,411,077)	(1,411,077)

Balance September 30, 2020	-	$-	25,052,746	$2,055	$44,540,746	$(43,254,249)	$1,289,080

The accompanying notes are an integral part of these consolidated unaudited financial statements.

Coro Global Inc.

 Consolidated Statements of Changes in Stockholders’ Equity / (Deficit)

For the Nine Months Ended September 30, 2020 and 2019

(Unaudited)

	Preferred Series C		Common Stock		Additional
	Shares	Par	Shares	Par	Paid-in	Accumulated
	Outstanding	Amount	Outstanding	Amount	Capital	Deficit	Total
Balance December 31, 2018	-	$-	22,848,246	$2,285	$33,798,526	$(34,275,432)	$(474,621)
Common stock issued for services	-	-	20,000	2	99,998	-	100,000
Common stock issued for the conversion of deferred compensation	-	-	750,000	75	2,162,408	-	2,162,408
Amortization of stock compensation	-	-	-	-	391,552		391,552
Common stock issued for the conversion of note payable			10,000	1	49,999		50,000
Sale of common stock	-	-	320,000	32	1,599,968	-	1,600,000
Net loss	-	-	-	-	-	(4,067,097)	(4,067,097)

Balance September 30, 2019	-	$-	23,948,246	$2,395	$38,102,451	$(38,342,529)	$(237,758)

Balance December 31, 2019	-	$-	24,122,746	$2,412	$39,276,685	$(39,125,811)	$153,286
Common stock issued for services	-	-	100,000	10	492,115	-	492,125
Sale of common stock	-	-	717,000	72	3,584,928	-	3,585,000
Stock based compensation	-	-	-	-	622,107	-	622,107
Warrants issued for services		-	-	-	399,200	-	399,200
Exercise of warrants	-	-	80,000	8	792	-	800
Common stock issued for note extension	-	-	33,000	3	164,997	-	165,000
Net loss	-	-	-	-	-	(4,128,438)	(4,128,438)

Balance September 30, 2020	-	$-	25,052,746	$2,505	$44,540,774	$(43,254,249)	$1,289,080

The accompanying notes are an integral part of these consolidated unaudited financial statements.

Coro Global Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities
Net loss	(4,128,438)	(4,067,097)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	1,114,232	2,252,965
Warrants issue for services	399,200	-
Common stock issued for debt extension	165,000	-
Amortization expense of debt discount	-	9,921
Depreciation	1,504	1,486
Amortization of prepaid expenses	(262,624)	83,333
Changes in operating assets and liabilities
Increase in surety bonds	(19,237)	-
Due to customers	86,719	-
Accounts payable and accrued liabilities	253,864	(42)
Net cash used in operating activities	(2,389,780)	(1,719,434)

Cash flows from investing activities
Purchase of Equipment	(2,513)	(588)
Net cash used in investing activities	(2,513)	(588)

Cash flow from financing activities
Proceeds from exercise of warrants	800	-
Repayments on notes payable - related party	(180,382)	(50,000)
Proceeds from notes payable - related party	-	100,000
Proceeds from related party	-	3,000
Repayments to related party		(3,000)
Proceeds from issuance of common stock	3,585,000	1,600,000
Net cash provided by financing activities	3,405,418	1,650,000

Net increase / (decrease) in cash and cash equivalents	1,013,125	(70,022)
Cash and cash equivalents at beginning of period	470,800	223,576
Cash and cash equivalents at end of period	$1,483,925	$153,554

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,618	$961
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Conversion of Convertible debentures related party to non convertible	$-	$88,241
Reclassification of derivative liability to additional paid in capital	$-	$2,162,408
Common stock issued conversion for conversion of notes payable - related party	$-	$50,000
Common stock issued for prepaid consulting services	$-	$100,000

The accompanying notes are an integral part of these consolidated unaudited financial statements.

Coro Global Inc.

Notes to the Consolidated Financial Statements
For The Three and Nine Months Ended September 30, 2020

(Unaudited)

NOTE 1 — BUSINESS, GOING CONCERN AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Coro Global Inc., a Nevada corporation (the “Company”), have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete condensed consolidated financial statements. These unaudited condensed consolidated financial statements and related notes should be read in conjunction with the Company’s Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on April 13, 2020. In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments that are of a normal recurring nature and which are necessary to present fairly the financial position of the Company as of September 30, 2020, and the results of operations and cash flows for the three and nine months ended September 30, 2020 and 2019. The results of operations for the three and nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the entire fiscal year.

Principle of Consolidation

The accompanying financial statements present on a consolidated basis the accounts of the Company and its wholly owned subsidiary, Coro Corp., which was organized in the State of Nevada on September 14, 2018.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Business Operations

Coro Global Inc. is a Nevada corporation that was originally formed on November 1, 2005. On September 14, 2018 the Company formed a wholly owned subsidiary, Coro Corp. The Company is focused on dynamic global growth opportunities in the financial technology (Fintech) industry. Effective January 9, 2020, the Company changed its name to Coro Global Inc. The Company has developed a Fintech product that uses advanced distributed ledger technology for improved security, speed, and reliability. In August 2020 the Company released its CORO payment product and commenced its commercialization.

Covid-19 Pandemic

The Company’s operations have been materially and adversely impacted by the Covid-19 pandemic. The Company is located in Dade County, Florida which was subject to a “stay at home” order effective March 26, 2020, and which was lifted effective May 20, 2020. The effect of Covid-19 on the business, has since been limited to experiencing delays in obtaining registrations and/or licenses from various state governmental agencies due to staff being temporarily suspended or working remotely.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company reported a net loss of $4,128,438 for the nine months ended September 30, 2020 and has an accumulated deficit of $43,254,249 as of September 30, 2020. The operating losses raise substantial doubt about the Company’s ability to continue as a going concern.

We will need to raise additional capital in order to continue operations. The Company’s ability to obtain additional financing may be affected by the success of its growth strategy and its future performance, each of which is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond the Company’s control. Additional capital may not be available on acceptable terms, or at all. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms.

Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail or cease our operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence. These financial statements do not include any adjustments that might arise from this uncertainty.

Cash and Cash Equivalents

For purposes of these financial statements, cash and cash equivalents includes highly liquid debt instruments with maturity of less than three months.

Restricted cash are funds that belong to the Company’s clients and is held at financial institutions.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. Currently our operating accounts are approximately $838,292 above the FDIC limit.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. The Company incurred $69,471, $194,852, $0 and $0, respectively for advertising costs for the three and nine months ended September 30, 2020 and 2019.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. A valuation allowance is established against deferred tax assets that do not meet the criteria for recognition. In the event the Company were to determine that it would be able to realize deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company follows the accounting guidance which provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized initially and in subsequent periods. Also included is guidance on measurement, recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives being 3 years up to 5 years.

Asset Category	Depreciation/ Amortization Period
Computer equipment	5 Years
Computer software	3 Years

Computer and equipment costs consisted of the following:

	September 30, 2020	December 31, 2019
Computer equipment	$12,477	$9,964
Accumulated depreciation	(3,746)	(2,242)
Balance	$8,731	$7,722

Depreciation expense was $508, and $499 for the three months ended September 30, 2020 and 2019, respectively. Depreciation expense was $1,504, and $1,486 for the nine months ended September 30, 2020 and 2019, respectively.

Revenue Recognition

Effective January 1, 2018, the Company recognizes revenue in accordance with Accounting Standards Codification 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific revenue recognition guidance throughout the Industry Topics of the Accounting Standards Codification. The updated guidance states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also provides for additional disclosures with respect to revenues and cash flows arising from contracts with customers. The standard was effective for the first interim period within annual reporting periods beginning after December 15, 2017, and the Company adopted the standard using the modified retrospective approach effective January 1, 2018. The adoption of this guidance did not have a material impact on our financial statements.

Fair Value of Financial Instruments

Cash and Equivalents, Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities.

The carrying amounts of these items approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board (“FASB”) ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Impairment of Long Lived Assets

In accordance with Accounting Standards Codification (“ASC”) 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. ASC 360-10 relates to assets that can be amortized and the life can be determinable. The Company reviews property and equipment and other long-lived assets for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset’s carrying amount to future undiscounted net cash flows the assets are expected to generate. Cash flow forecasts are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the assets or their fair values, whichever is more determinable.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases, which amended current lease accounting to require lessees to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model. This standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of this ASU did not have a material impact on our balance sheet.

Net Loss per Share

Basic and diluted loss per share amounts are computed based on net loss divided by the weighted average number of common shares outstanding. Convertible shares, if converted, totalling 0 were not included in the computation of diluted loss per share because the assumed conversion and exercise would be anti-dilutive for the three and nine months ended September 30, 2020 and 2019.

Management Estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Stock Based Compensation

The Company accounts for employee compensation related to stock, options or warrants using a fair value-based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company accounts for nonemployee compensation related to stock, options or warrants using a fair value-based method whereby compensation cost is measured at the earlier of a commitment date or completion of services based on the value of the award and is recognized over the service period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Stock issued for compensation is valued using the market price of the stock on the measurement date.

Reclassifications

Certain 2020 balances have been reclassified in the 2019 financial statement presentation. The reclassification of accrued interest did not have any effect on the financial statements.

Recent Accounting Pronouncements

All other newly issued accounting pronouncements not yet effective have been deemed either immaterial or not applicable.

2. DEFERRED STOCK-BASED COMPENSATION - RELATED PARTY

Effective May 18, 2018, the Company appointed J. Mark Goode as the President and Chief Executive Officer of the Company. He was also appointed a member and Chairman of the Board of Directors of the Company.

The Company entered into an employment agreement on May 18, 2018 with Mr. Goode, which provides for an annual salary and certain other benefits. Pursuant to the employment agreement, Mr. Goode’s annual base salary is $96,000, which may increase to up to $216,000 upon Mr. Goode meeting certain milestones set forth in the employment agreement related to the Company’s performance and is subject to increases as set from time to time by the Board. Upon the execution of the employment agreement, Mr. Goode received 500,000 shares of common stock of the Company valued at $1,250,000 ($2.50 per share). Pursuant to the initial terms of the employment agreement, after one year of employment by the Company as the Chief Executive Officer, the Company agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; after two years of employment by the Company as the Chief Executive Officer, the Company agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; and after three years of employment by the Company as the Chief Executive Officer, the Company agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance. As of December 31, 2018 the Company accrued $300,995 in accordance with ASC 718-10-55-65 for the portion earned as the terms of such an award do not establish an ownership relationship because the extent to which (or whether) the employee benefits from the award depends on something other than changes in the entity’s share price. Therefore, the awards should be accounted for as a liability award. ASC 718 requires that public companies measure share-based awards classified as liabilities at fair value at each reporting date. In accordance with 718-30-35-3, a public entity shall measure a liability award under a share-based payment arrangement based on the award’s fair value re-measured at each reporting date until the date of settlement. Compensation cost for each period until settlement shall be based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value of the instrument for each reporting period.

On May 31, 2019, the Company entered into amendment no. 1 to the Company’s employment agreement with Mr. Goode. Pursuant to the amendment, the Company’s obligation to issue additional shares of common stock as compensation to Mr. Goode was amended, such that, the Company issued to Mr. Goode and his designee 750,000 shares of common stock upon execution of the amendment, and the Company will have no further obligation to issue to Mr. Goode shares under the employment agreement. Mr. Goode would have been or will be required to return such 750,000 shares to the Company as follows:

●	Mr. Goode would have been required to return 500,000 of such shares to the Company if he was not serving as chief executive officer of the Company pursuant to the employment agreement as of May 17, 2020 (the second anniversary of the agreement); and

●	Mr. Goode will return 250,000 of such shares to the Company if he is not serving as chief executive officer of the Company pursuant to the employment agreement as of May 17, 2021 (the third anniversary of the agreement).

On May 31, 2019 the Company recorded the reclassification of the derivative liability of $2,162,408 for the issuance of these share to additional paid in capital and common stock. The Company recorded $622,057 for the additional value of the common stock for the vesting of the award. As of September 30, 2020 the unvested amount of the awards was $278,483.

During the nine months ended September 30, 2020, 500,000 shares of Mr. Goode common stock vested. The remaining 250,000 shares issued to Mr. Goode under his employment agreement remain subject to forfeiture.

3. NOTES PAYABLE – RELATED PARTY

On July 15, 2016, the Company issued a 7% promissory note to a significant shareholder in the principal amount of $100,000. The note had an initial one-year term. On April 9, 2019, the maturity date of the note was extended to June 30, 2019. On April 12, 2019, the Company entered into an exchange agreement with The Vantage Group Ltd. (“Vantage”), which held the note, pursuant to which Vantage exchanged a portion of this note, in the amount of $50,000, for 10,000 newly issued shares of common stock of the Company. The Company repaid the remaining balance of $50,000. Vantage is owned by Lyle Hauser, formerly the Company’s largest stockholder.

The changes in this note payable to related party are reflected in the following at September 30, 2020 and December 31, 2019:

	At September 30, 2020	At December 31, 2019
Note Payable	$-	$-
Accrued interest	$14,820	$19,438

On January 14, 2019, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged an outstanding convertible promissory note of the Company in the aggregate amount of $70,382 (including accrued interest) held by Mr. Hauser for a new non-convertible promissory note of the Company in the principal amount of $70,382. On April 7, 2020, the maturity date of outstanding notes held by Lyle Hauser, consisting of (i) a promissory note, dated on or about January 14, 2019, in the original principal amount of $70,384, as amended by amendment No. 1 thereto, dated April 9, 2019, amendment No. 2 thereto, dated July 3, 2019, amendment No. 3 thereto, dated October 1, 2019, and amendment no. 4 thereto, dated January 17, 2020; and (ii) an original issue discount promissory note, dated on or about February 28, 2019, in the original principal amount of $110,000 (of which $100,000 had been repaid, leaving an outstanding balance of $10,000), as amended by amendment No. 1 thereto, dated April 9, 2019, amendment No. 2 thereto, dated July 3, 2019, amendment No. 3 thereto, dated October 1, 2019, and amendment No. 4 thereto, dated January 17, 2020, was extended to June 30, 2020. In consideration for the extension of the maturity date of the notes, the Company issued to the designee of Lyle Hauser 33,000 shares of common stock. From April 1, 2020 to September 30, 2020, the Company repaid $73,382 of the notes due to Lyle Hauser. As of September 30, 2020 and December 31, 2019, the note dated January 14, 2019 had a balance of $0 and accrued interest of $5,438. On July 27, 2020 the maturity date of the note dated January 14, 2019 was extended to September 30, 2020.

On February 28, 2019, the Company issued a promissory note in the principal amount of $110,000 to Lyle Hauser with an original issue discount of $10,000, for a purchase price of $100,000. The note has a 0% interest rate until maturity and had an original maturity date of March 31, 2019, which was extended to June 30, 2020. Following the maturity date, the note would bear a 9% annual interest rate until paid in full. During the nine months ended September 30, 2020 the Company repaid a total of $110,000. As of September 30, 2020 and December 31, 2019, the note had a balance of $0 and $110,000, respectively.

The Company evaluated the modification under ASC 470-50 and concluded the deletion of the conversion qualifies for debt modification which triggered debt extinguishment; however, there was no impact to the income statement as there was no unamortized discounts or other fees paid on the under the prior debt terms.

4. INTELLECTUAL PROPERTY

In September 2017, the Company entered into and closed an asset purchase agreement with Vantage. Pursuant to the asset purchase agreement, the Company purchased from Vantage a software application referred to as Dino Might and related intellectual property. As consideration for the purchase, the Company issued to Vantage 7,000 shares of newly created Series C Preferred Stock, valued at $820,451, and granted to Vantage a revenue sharing interest in the Dino Might asset pursuant to which the Company agreed to pay to Vantage, for the Company’s 2017 fiscal year and the following nine years, 30% of the revenue generated by the Dino Might asset. In 2017 the Company recognized an impairment loss of $818,472, on the transaction based on the future discounted cash flows over the next three years. As of September 30, 2020 and December 31, 2019, the Dino Might asset balance was $1,979.

Intellectual property is stated at cost. When retired or otherwise disposed, the related carrying value and accumulated amortization are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. Minor additions and renewals are expensed in the year incurred.

5. EQUITY

On September 29, 2017, the Company filed a Certificate of Designation of Series C Preferred Stock with the Secretary of State of Nevada (the “Series C Certificate of Designation”). The Company authorized 7,000 shares of preferred stock as Series C Preferred Stock. The Company issued 7,000 shares of Series C Preferred Stock on September 29, 2017. All outstanding shares of Series C Preferred Stock were converted to common stock in April 2018. No shares of Series C Preferred Stock are outstanding as of September 30, 2020 and December 31, 2019, and no such shares may be re-issued.

On May 18, 2018, the Company appointed J. Mark Goode as the new President and Chief Executive Officer of the Company, effective May 18. 2018. He was also appointed a member and Chairman of the Board of Directors of the Company. The Company entered into an employment agreement on May 18, 2018 with Mr. Goode, which provides for an annual salary and certain other benefits. Pursuant to the employment agreement, Mr. Goode’s annual base salary is $96,000, which may increase to up to $216,000 upon Mr. Goode meeting certain milestones set forth in the employment agreement related to the Company’s performance and is subject to increases as set from time to time by the Board. Upon the execution of the employment agreement, Mr. Goode was issued 500,000 shares of common stock of the Company valued at $1,250,000 ($2.50 per share).

On May 31, 2019, the Company entered into amendment no. 1 to the Company’s employment agreement with J. Mark Goode, the Company’s chief executive officer and director. Pursuant to the amendment, the Company’s obligation to issue additional shares of common stock as compensation to Mr. Goode was amended, such that, the Company issued to Mr. Goode and his designee 750,000 shares of common stock upon execution of the amendment, and the Company will have no further obligation to issue to Mr. Goode shares under the employment agreement. Mr. Goode would have been or will be required to return such 750,000 shares to the Company as follows:

●	Mr. Goode would have been required to return 500,000 of such shares to the Company if he was not serving as chief executive officer of the Company pursuant to the employment agreement as of May 17, 2020 (the second anniversary of the agreement); and

●	Mr. Goode will return 250,000 of such shares to the Company if he is not serving as chief executive officer of the Company pursuant to the employment agreement as of May 17, 2021 (the third anniversary of the agreement).

On May 31, 2019 the Company recorded the reclassification of the derivative liability of $2,162,408 for the issuance of these share to additional paid in capital and common stock. The Company recorded $687,003 for the additional value of the common stock for the vesting of the award during the year ended December 31, 2019. The Company recorded $622,107 for the additional value of the common stock for the vesting of the award during the nine months ended September 30, 2020. As of September 30, 2020 and December 31, 2019 the unvested amount of the awards was $278,482 and $900,589, respectively.

During the nine months ended September 30, 2020, 500,000 shares of common stock issued to Mr. Goode vested.

For the nine months ended September 30, 2020, the Company entered into and closed securities purchase agreements with accredited investors pursuant to which the Company issued and sold an aggregate of 717,000 shares of common stock for an aggregate purchase price of $3,585,000.

On April 7, 2020, the maturity date of outstanding notes held by Lyle Hauser was extended to June 30, 2020. See Note 3. In consideration for the extension of the maturity date of the notes, the Company issued to the designee of Lyle Hauser 33,000 shares of common stock. From April 1, 2020 to September 30, 2020, the Company repaid $73,382 of notes due to Lyle Hauser. As of September 30, 2020 the note balance has been repaid.

During the nine months ended September 30, 2020 the Company issued a total of 68,500 shares of common stock valued at $342,500 ($5.00 per share) to various consultant for consulting and business development.

During the nine months ended September 30, 2020 the Company issued a total of 9,000 shares of common stock valued at $42,750 ($4.75 per share) to a consultant for business development services.

During the nine months ended September 30, 2020 the Company issued a total of 22,500 shares of common stock valued at $106,875 ($4.75 per share) to the Company’s three independent directors for services as directors.

On June 22, 2020, the Company issued, to a consultant for services, six-month warrants to purchase 30,000 shares of common stock with an exercise price of $0.01. The warrants were exercised and the Company recognized an expense of $149,700 ($5.00 per share), the current fair value for common stock.

On June 22, 2020, the Company issued to Niquana Noel, the Company’s chief operating officer, for services provided, six-month warrants to purchase 50,000 shares of common stock, with an exercise price of $0.01. The warrants were exercised and the Company recognized an expense of $249,500 ($5.00 per share), the current fair value for common stock.

6. COMMITMENTS AND CONTINGENCIES

In December 2018, we entered into a software license agreement with Swirlds to license Hashgraph for the Coro platform, and on June 23, 2020, the agreement was amended and restated (as amended, the “Swirlds Agreement”). Pursuant to the Swirlds Agreement, the Company extended its license from Swirlds of Hashgraph technology for use in the Company’s Coro payment platform. The term and fees of such license will be as set forth in any applicable order form. In connection with the Swirlds Agreement, the Company and Swirlds executed an order form (the “Order Form”), which amends, restates and supersedes the order form between the Company and Swirlds dated December 13, 2018, whereby the Company will license 15 nodes from Swirlds, at a license fee of $15,000 per node, for a term of one (1) year, for a license fee of $225,000. Pursuant to the Order Form, the license of the nodes will automatically renew for additional one (1) year terms unless and until either party terminates the Swirlds Agreement or provides notice of non-renewal of the license then in effect. Should the license for any of the foregoing 15 nodes renew for any additional year, the license fee per node will drop to $3,000 per node per year.

Additionally, pursuant to the Order Form, the Company will pay Swirlds quarterly fees based on the aggregate value of all transaction fees the Company collects in that quarter from customers whose transactions were processed on the Coro payment platform using Swirld’s Hashgraph algorithm. The Company will also pay quarterly network transaction fees on all transactions (other than transactions for fiat), that are conducted by a Coro network user. If such quarterly network transaction fees equal less than $5,000, the Company will pay Swirlds $5,000 for that quarter.

On March 9, 2020, the Company entered into an engagement agreement with Aegis Capital Corp. (“Aegis”), pursuant to which we engaged Aegis to act as lead underwriter in connection with a proposed public offering of common stock by the Company. In the event the contemplated offering is completed, the agreement contemplates, that (subject to execution of an underwriting agreement for the offering) Aegis will be entitled to a 8% underwriting discount, a 1% non-accountable expense allowance, reimbursement of certain expenses, and warrants to purchase 8% of the number of shares of common stock sold in the offering. The agreement had a termination date of six months from the date thereof or upon completion of the proposed offering. The Company had recorded $119,025 of deferred offering costs consisting of $85,000 of legal fees, exchange listing fees of $9,025 and $25,000 of underwrite due diligence fees. The agreement expired on September 9, 2020 and offering costs of $119,025 were expensed.

On June 24, 2020, the board of directors of the Company adopted a compensation program for independent directors. Under the program, independent directors will be entitled to a quarterly cash fee of $7,500 and 7,500 shares of common stock on a quarterly basis (each due and payable quarterly in arrears). As of September 30, 2020, the Company had appointed three independent directors.

7. RELATED PARTY

On July 15, 2016, the Company issued a 7% promissory note to a significant shareholder in the principal amount of $100,000. The note had an initial one-year term. On April 9, 2019, the maturity date of the note was extended to June 30, 2019. On April 12, 2019, the Company entered into an exchange agreement with The Vantage Group Ltd. (“Vantage”), which held the note, pursuant to which Vantage exchanged a portion of this note, in the amount of $50,000, for 10,000 newly issued shares of common stock of the Company. The Company repaid the remaining balance of $50,000. Vantage is owned by Lyle Hauser, formerly the Company’s largest stockholder.

On January 14, 2019, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged an outstanding convertible promissory note of the Company in the aggregate amount of $70,382 (including accrued interest) held by Mr. Hauser for a new non-convertible promissory note of the Company in the principal amount of $70,382. On April 7, 2020, the maturity date of outstanding notes held by Lyle Hauser, consisting of (i) a promissory note, dated on or about January 14, 2019, in the original principal amount of $70,384, as amended by amendment No. 1 thereto, dated April 9, 2019, amendment No. 2 thereto, dated July 3, 2019, amendment No. 3 thereto, dated October 1, 2019, and amendment no. 4 thereto, dated January 17, 2020; and (ii) an original issue discount promissory note, dated on or about February 28, 2019, in the original principal amount of $110,000 (of which $100,000 had been repaid, leaving an outstanding balance of $10,000), as amended by amendment No. 1 thereto, dated April 9, 2019, amendment No. 2 thereto, dated July 3, 2019, amendment No. 3 thereto, dated October 1, 2019, and amendment No. 4 thereto, dated January 17, 2020, was extended to June 30, 2020. In consideration for the extension of the maturity date of the notes, the Company issued to the designee of Lyle Hauser 33,000 shares of common stock. From April 1, 2020 to September 30, 2020, the Company repaid $73,382 of the notes due to Lyle Hauser. As of September 30, 2020 and December 31, 2019, the note dated January 14, 2019 had a balance of $0 and accrued interest of $5,438. On July 27, 2020 the maturity date of the note dated January 14, 2019 was extended to September 30, 2020

On February 28, 2019, the Company issued a promissory note in the principal amount of $110,000 to Lyle Hauser with an original issue discount of $10,000, for a purchase price of $100,000. The note has a 0% interest rate until maturity and had an original maturity date of March 31, 2019, which was extended to June 30, 2020. Following the maturity date, the note would bear a 9% annual interest rate until paid in full. During the nine months ended September 30, 2020 the Company repaid a total of $110,000. As of September 30, 2020 and December 31, 2019, the note had a balance of $0 and $110,000, respectively.

During the three and nine months ended September 30, 2020 and 2019 the Company paid Dorr Asset Management consulting fees and expenses of $75,000, $218,367, $0, and $0, respectively. Dorr Asset Management is controlled by Brian and David Dorr, related parties to the Company.

CORO GLOBAL INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Coro Global Inc. (formerly Hash Labs, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Coro Global Inc, (former Hash Labs, Inc.) and its subsidiary (collectively, the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We served as the Company’s auditor from 2016 through 2019 and were re-engaged in 2020.

Houston, Texas

January 25, 2021

Coro Global Inc.

(Formerly known as Hash Labs Inc.)

Consolidated Balance Sheets

	December 31,	December 31,
	2019	2018

Assets
Current assets
Cash	$470,800	$223,576
Prepaid expenses	6,718	-
Total current assets	477,518	223,576

Equipment, net	7,722	9,715
Dino Might program	1,979	1,979
Total assets	$487,219	$235,270

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued liabilities	$153,551	$223,067
Deferred compensation	-	300,995
Note payable - related party	180,382	100,000
Convertible debenture, net - related party	-	85,829
Total current liabilities	333,933	709,891

Commitments and Contingencies (Note 7)	-	-

Stockholders’ Equity (deficit)
Preferred stock, $.0001 par value: 10,000,000 authorized, 0 shares issued and outstanding on December 31, 2019 and December 31, 2018, respectively	-	-
Preferred stock Series C, $0.0001 par value: 7,000 designated 0 and 0 shares issued and outstanding on December 31, 2019 and December 31, 2018, respectively	-	-
Common stock, $.0001 par value: 700,000,000 authorized; 24,122,746 issued and outstanding as of December 31, 2019 and 22,848,246 issued and outstanding as of December 31, 2018	2,412	2,285
Additional paid-in capital	39,276,685	33,798,526
Accumulated deficit	(39,125,811)	(34,275,432)
Total stockholders’ Equity (deficit)	153,286	(474,621)
Total liabilities and stockholders’ Equity (deficit)	$487,219	$235,270

The accompanying notes are an integral part of these consolidated financial statements.

Coro Global Inc.

(Formerly known as Hash Labs Inc.)

Consolidated Statements of Operations

	For the years ended
	December 31,
	2019	2018
Revenue	$-	$6,485

Operating expenses
Selling, general and administrative expenses	3,835,548	2,455,774
Development expense	997,620	962,063
Total operating expenses	4,833,168	3,417,837

Loss from operations	(4,833,168)	(3,411,352)

Other expenses
Interest expense	(17,211)	(606,527)
Change in fair value of derivative liabilities	-	(6,088)
Total other expenses	(17,211)	(612,615)

Net loss	$(4,850,379)	$(4,023,967)

Net loss per common share: basic and diluted	$(0.21)	$(0.26)

Weighted average common shares outstanding: basic and diluted	23,528,209	15,650,460

The accompanying notes are an integral part of these consolidated financial statements.

Coro Global Inc.

(Formerly known as Hash Labs Inc.)

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2019 and 2018

	Preferred Series C		Common Stock		Additional
	Shares	Par	Shares	Par	Paid-in	Accumulated
	Outstanding	Amount	Outstanding	Amount	Capital	Deficit	Total
Balance December 31, 2017	7,000	1	151,277	$15	$29,328,064	$(30,251,465)	$(923,385)
Forgiveness of accrued salary related party	-	-	-	-	239,000	-	239,000
Forgiveness of accrued interest related party	-	-	-	-	19,999	-	19,999
Extinguishment of derivative liability	-	-	-	-	25,494	-	25,494
Conversion of notes payable to common stock	-	-	17,950,000	1,795	482,855	-	484,650
Common stock issued for services	-	-	500,000	50	1,249,950	-	1,250,000
Beneficial conversion feature on debt	-	-	-		586,921	-	586,921
Conversion of notes payable and preferred stock to common stock	(7,000)	(1)	350,000	35	(34)	-	-
Sale of common stock	-	-	3,896,969	390	1,866,277	-	1,866,667
Net loss	-	-	-	-	-	(4,023,967)	(4,023,967)
Balance December 31, 2018	-	-	22,848,246	2,285	$33,798,526	(34,275,432)	(474,621)
Sale of common stock	-	-	482,000	48	2,409,952	-	2,410,000
Common stock issued for services	-	-	32,500	3	168,872	-	168,875
Common stock issued for conversion of deferred compensation	-	-	750,000	75	2,162,333	-	2,162,408
Common stock issued for conversion of note payable	-	-	10,000	1	49,999	-	50,000
Amortization of stock compensation	-	-	-	-	687,003	-	687,003
Net loss	-	-	-	-	-	(4,850,379)	(4,850,379)
Balance December 31, 2019	-	$-	24,122,746	$2,412	$39,276,685	$(39,125,811)	$153,286

The accompanying notes are an integral part of these consolidated financial statements.

Coro Global Inc.

(Formerly known as Hash Labs Inc.)

Consolidated Statements of Cash Flows

	For the years ended
	December 31,
	2019	2018
Cash flows from operating activities
Net loss	(4,850,379)	(4,023,967)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	2,717,291	1,550,995
Amortization expense of debt discount	10,000	586,921
Depreciation	1,993	249
Change in derivative liability - convertible debentures	-	6,088
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(6,178)	-
Merchant services reserve	-	2,938
Accrued interest - convertible debenture	-	5,387
Accrued interest - notes payable	-	17,688
Accounts payable and accrued liabilities	(67,183)	200,281
Net cash used in operating activities	(2,194,996)	(1,653,420)

Cash flows from investing activities
Purchase of Equipment	-	(9,964)
Net cash used in investing activities	-	(9,964)

Cash flow from financing activities
Bank overdraft	-	(1,577)
Repayments on notes payable - related party	(67,780)	(101,935)
Proceeds from notes payable - related party	100,000	82,075
Proceeds from convertible note - related party	-	41,000
Proceeds from related party	3,000	-
Repayments to related party	(3,000)	-
Proceeds from issuance of common stock	2,410,000	1,866,667
Net cash provided by financing activities	2,442,220	1,886,230

Net increase in cash and cash equivalents	247,224	222,846
Cash and cash equivalents at beginning of year	223,576	730
Cash and cash equivalents at end of year	$470,800	$223,576

Supplemental disclosure of cash flow information:
Cash paid for interest	$9,920	$1,285
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Exchange of convertible debentures related party to non convertible	$88,162	$-
Reclassification of derivative liability to additional paid in capital	$2,162,408	$-
Common stock issued conversion for conversion of notes payable - related party	$50,000	$-
Debt discount due to beneficial conversion	$-	$586,921
Common stock issued from conversion of preferred stock	$-	$1
Common stock issued from conversion of debt and accrued interest	$-	$484,650
Forgiveness of accrued salary related-party	$-	$239,000
Forgiveness of accrued interest related-party	$-	$19,999
Extinguishment of derivative associated with related party note	$-	$25,494

The accompanying notes are an integral part of these consolidated financial statements.

Coro Global Inc.

(Formerly known as Hash Labs Inc.)

Notes to the Audited Consolidated Financial Statements

For The Years Ended December 31, 2019 and 2018

NOTE 1 — BUSINESS, GOING CONCERN AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements present the balance sheets, statements of operations, changes in stockholder’s deficit and cash flows of the Company. The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

Principle of Consolidation

The accompanying financial statements present on a consolidated basis the accounts of the Company and its wholly owned subsidiary, Coro Corp., which was organized in the State of Nevada on September 14, 2018.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Business Operations

Coro Global Inc. is a Nevada corporation formed in 2005. Since 2018, we have been in the business of financial technology, also known as Fintech. From March 2018 to January 2020 the Company was known as Hash Labs Inc., a name chosen because of the advanced distributed ledger technology we license which is called hashgraph. Effective January 9, 2020, we changed our name to Coro Global Inc. to align our company name with our primary product.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company reported a net loss of $4,850,379 for the year ended December 31, 2019. The operating losses raise substantial doubt about the Company’s ability to continue as a going concern.

We will need to raise additional capital in order to continue operations. The Company’s ability to obtain additional financing may be affected by the success of its growth strategy and its future performance, each of which is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond the Company’s control. Additional capital may not be available on acceptable terms, or at all. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms.

Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail or cease our operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence. These financial statements do not include any adjustments that might arise from this uncertainty.

Cash and Cash Equivalents

For purposes of these financial statements, cash and cash equivalents includes highly liquid debt instruments with maturity of less than three months.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. Currently our operating accounts are approximately $8,000 above the FDIC limit.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. The Company incurred $8,994 and $0, respectively for advertising costs for the years ended December 31, 2019 and 2018.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. A valuation allowance is established against deferred tax assets that do not meet the criteria for recognition. In the event the Company were to determine that it would be able to realize deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company follows the accounting guidance which provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized initially and in subsequent periods. Also included is guidance on measurement, recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives being 3 years up to 5 years.

Asset Category	Depreciation/ Amortization Period
Computer equipment	5 Years
Computer software	3 Years

Computer and equipment costs consisted of the following:

	December 31, 2019	December 31, 2018

Computer equipment	$9,964	$9,964
Accumulated depreciation	(2,242)	(249)
Balance	$7,722	$9,715

Depreciation expense was $1,993 and $249, respectively for the years ended December 31, 2019 and 2018, respectively.

Revenue Recognition

Effective January 1, 2018, the Company recognizes revenue in accordance with Accounting Standards Codification 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific revenue recognition guidance throughout the Industry Topics of the Accounting Standards Codification. The updated guidance states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also provides for additional disclosures with respect to revenues and cash flows arising from contracts with customers. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2017, and the Company adopted the standard using the modified retrospective approach effective January 1, 2018. The adoption of this guidance did not have a material impact on our financial statements.

Fair Value of Financial Instruments

Cash and Equivalents, Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities.

The carrying amounts of these items approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board (“FASB”) ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Impairment of Long Lived Assets

In accordance with Accounting Standards Codification (“ASC”) 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. ASC 360-10 relates to assets that can be amortized and the life can be determinable. The Company reviews property and equipment and other long-lived assets for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset’s carrying amount to future undiscounted net cash flows the assets are expected to generate. Cash flow forecasts are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the assets or their fair values, whichever is more determinable.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases, which amended current lease accounting to require lessees to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model. This standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of this ASU did not have a material impact on our balance sheet.

Net Loss per Share

Basic and diluted loss per share amounts are computed based on net loss divided by the weighted average number of common shares outstanding. Convertible shares, if converted, totaling 0 and 145,712,968 common shares, respectively were not included in the computation of diluted loss per share because the assumed conversion and exercise would be anti-dilutive for the year ended December 31, 2019 and 2018.

Management Estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Stock Based Compensation

The Company accounts for employee compensation related to stock, options or warrants using a fair value-based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company accounts for nonemployee compensation related to stock, options or warrants using a fair value-based method whereby compensation cost is measured at the earlier of a commitment date or completion of services based on the value of the award and is recognized over the service period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Stock issued for compensation is valued using the market price of the stock on the measurement date.

Reclassifications

Certain 2018 balances have been reclassified in the 2019 financial statement presentation. The reclassification of accrued interest did not have any effect on the financial statements.

Recent Accounting Pronouncements

All other newly issued accounting pronouncements not yet effective have been deemed either immaterial or not applicable.

2. DEFERRED STOCK-BASED COMPENSATION - RELATED PARTY

Effective May 18, 2018, the Company appointed J. Mark Goode as the President and Chief Executive Officer of the Company. He was also appointed a member and Chairman of the Board of Directors of the Company.

The Company entered into an employment agreement on May 18, 2018 with Mr. Goode, which provides for an annual salary and certain other benefits. Pursuant to the employment agreement, Mr. Goode’s annual base salary is $96,000, which may increase to up to $216,000 upon Mr. Goode meeting certain milestones set forth in the employment agreement related to the Company’s performance and is subject to increases as set from time to time by the Board. Upon the execution of the employment agreement, Mr. Goode received 500,000 shares of common stock of the Company valued at $1,250,000 ($2.50 per share). Pursuant to the initial terms of the employment agreement, after one year of employment by the Company as the Chief Executive Officer, the Company agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; after two years of employment by the Company as the Chief Executive Officer, the Company agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; and after three years of employment by the Company as the Chief Executive Officer, the Company agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance. As of December 31, 2018 the Company accrued $300,995 in accordance with ASC 718-10-55-65 for the portion earned as the terms of such an award do not establish an ownership relationship because the extent to which (or whether) the employee benefits from the award depends on something other than changes in the entity’s share price. Therefore, the awards should be accounted for as a liability award. ASC 718 requires that public companies measure share-based awards classified as liabilities at fair value at each reporting date. In accordance with 718-30-35-3, a public entity shall measure a liability award under a share-based payment arrangement based on the award’s fair value re-measured at each reporting date until the date of settlement. Compensation cost for each period until settlement shall be based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value of the instrument for each reporting period.

On May 31, 2019, the Company entered into amendment no. 1 to the Company’s employment agreement with Mr. Goode. Pursuant to the amendment, the Company’s obligation to issue additional shares of common stock as compensation to Mr. Goode was amended, such that, the Company issued to Mr. Goode and his designee 750,000 shares of common stock upon execution of the amendment, and the Company will have no further obligation to issue to Mr. Goode shares under the employment agreement. The shares will be expensed over the term of the employment agreement. Mr. Goode will be required to return such 750,000 shares to the Company as follows:

●	Mr. Goode will return 500,000 of such shares to the Company if he is not serving as Chief Executive Officer of the Company pursuant to the employment agreement as of May 17, 2020 (the second anniversary of the agreement); and

●	Mr. Goode will return 250,000 of such shares to the Company if he is not serving as o of the Company pursuant to the employment agreement as of May 17, 2021 (the third anniversary of the agreement).

On May 31, 2019 the Company recorded the reclassification of the derivative liability of $2,162,408 for the issuance of these share to additional paid in capital and common stock. The Company recorded $687,003 for the additional value of the common stock for the vesting of the award during the year ended December 31, 2019. As of December 31, 2019 the unvested amount of the awards was $900,598.

3. NOTES PAYABLE – RELATED PARTY

On July 15, 2016, the Company issued a 7% promissory note to a significant shareholder in the principal amount of $100,000. The note had an initial one-year term. On April 9, 2019, the maturity date of the note was extended to June 30, 2019.  On April 12, 2019, the Company entered into an exchange agreement with The Vantage Group Ltd. (“Vantage”), which held the note, pursuant to which Vantage exchanged a portion of this note, in the amount of $50,000, for 10,000 newly issued shares of common stock of the Company. The Company repaid the remaining balance of $50,000. Vantage is owned by Lyle Hauser, an adviser to the Company and its then-largest stockholder.

The changes in this note payable to related party are reflected in the following at December 31, 2019 and 2018:

	At December 31, 2019	At December 31, 2018
Note Payable	$-	$100,000
Accrued interest	$19,438	$17,688

On January 14, 2019, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged an outstanding convertible promissory note of the Company in the aggregate amount of $70,382 (including accrued interest) held by Mr. Hauser for a new non-convertible promissory note of the Company in the principal amount of $70,382. The new note had an original maturity date of March 31, 2019, which has been extended to June 30, 2020 (see Note 10), and bears interest at the rate of 7% per year, due upon maturity. As of December 31, 2019, the note had a balance of $70,382 and accrued interest of $5,438.

On January 14, 2019 the Company entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged the remaining amount due on a convertible promissory note of the Company, equal to $17,780 (including accrued interest) held by Vantage for a new non-convertible promissory note of the Company in the principal amount of $17,780. The new note had an original maturity date of March 31, 2019, which has been extended to December 31, 2019, and bears interest at the rate of 7% per year, due upon maturity. Accrued interest at December 31, 2019 amounted to $1,245. The Company repaid note in full on November 19, 2019.

On February 28, 2019, the Company issued a promissory note in the principal amount of $110,000 to Lyle Hauser with an original issue discount of $10,000, for a purchase price of $100,000. The note has a 0% interest rate until maturity and had an original maturity date of March 31, 2019, which has been extended to June 30, 2020. Following the maturity date, the note bears a 9% annual interest rate until paid in full. As of December 31, 2019, the note had a balance of $110,000.

During the year ended December 31, 2018, the Company repaid $3,220 to the then-CEO, and borrowed an additional $75. During the year ended December 31, 2018 the remaining amount of $3,145 was repaid. The advances carried a 0% interest rate and were to be repaid when funds were available.

 The Company evaluated the modification under ASC 470-50 and concluded the deletion of the conversion qualifies for debt modification which triggered debt extinguishment; however, there was no impact to the income statement as there was no unamortized discounts or other fees paid on the under the prior debt terms.

4. INTELLECTUAL PROPERTY

In September 2017, the Company entered into and closed an asset purchase agreement with Vantage. Pursuant to the asset purchase agreement, the Company purchased from Vantage a software application referred to as Dino Might and related intellectual property. As consideration for the purchase, the Company issued to Vantage 7,000 shares of newly created Series C Preferred Stock, valued at $820,451, and granted to Vantage a revenue sharing interest in the Dino Might asset pursuant to which the Company agreed to pay to Vantage, for the Company’s 2017 fiscal year and the following nine years, 30% of the revenue generated by the Dino Might asset. In 2017 the Company recognized an impairment loss of $818,472, on the transaction based on the future discounted cash flows over the next three years. As of December 31, 2019, the Dino Might asset balance was $1,979.

Intellectual property is stated at cost. When retired or otherwise disposed, the related carrying value and accumulated amortization are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. Minor additions and renewals are expensed in the year incurred.

5. EQUITY

In January 2019, the Company adopted the Company’s 2019 Equity Incentive Plan. 2,400,000 shares are available for awards under the plan. The plan was approved by the Company’s stockholders in February 2019. As of December 31, 2019 and 2020 the Company has not issued any options pursuant to the plan.

On September 29, 2017, the Company filed a Certificate of Designation of Series C Preferred Stock with the Secretary of State of Nevada (the “Series C Certificate of Designation”). The Company authorized 7,000 shares of preferred stock as Series C Preferred Stock. The Company issued 7,000 shares of Series C Preferred Stock on September 29, 2017. All outstanding shares of Series C Preferred Stock were converted to common stock in April 2018. No shares of Series C Preferred Stock are outstanding as of December 31, 2019 and December 31, 2018, and no such shares may be re-issued.

On May 18, 2018, the Company appointed J. Mark Goode as the new President and Chief Executive Officer of the Company, effective May 18. 2018. He was also appointed a member and Chairman of the Board of Directors of the Company. The Company entered into an employment agreement on May 18, 2018 with Mr. Goode, which provides for an annual salary and certain other benefits. Pursuant to the employment agreement, Mr. Goode’s annual base salary is $96,000, which may increase to up to $216,000 upon Mr. Goode meeting certain milestones set forth in the employment agreement related to the Company’s performance and is subject to increases as set from time to time by the Board. Upon the execution of the employment agreement, Mr. Goode was issued 500,000 shares of common stock of the Company valued at $1,250,000 ($2.50 per share).

On April 3, 2018, the Company entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged outstanding promissory notes of the Company in the aggregate principal amount of $518,225 (including accrued interest) held by Vantage for a new convertible promissory note of the Company in the principal amount of $518,225. The convertible note bore interest at the rate of 7% per year and was convertible into shares of common stock of the Company at a conversion price of $0.027.  The Company recorded a debt discount of $518,225 for the fair value of the beneficial conversion feature.

On April 3, 2018, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged outstanding promissory notes of the Company in the aggregate principal amount of $68,969 (including accrued interest) held by Mr. Hauser for a new convertible promissory note of the Company in the principal amount of $68,969. The convertible note bore interest at the rate of 7% per year and was convertible into shares of common stock of the Company at a conversion price of $0.0005. The Company recorded a debt discount of $68,696 for the fair value of the beneficial conversion feature.

On April 3, 2018, the Company issued an aggregate of 9,300,000 shares of common stock to Vantage upon the conversion of (i) $241,650 of Vantage’s convertible note and (ii) 7,000 shares of Series C Preferred Stock. In connection with the conversion, Vantage waived any dividends owed to Vantage as the holder of the Series C Preferred Stock.

On April 6, 2018, the Company issued an aggregate of 9,000,000 shares of common stock upon the conversion of a convertible note in the principal amount (including accrued interest) of $243,000.

On June 29, 2018, a significant shareholder forgave the amounts owed under a debenture. The Company recorded a capital contribution of $19,999. The Company recorded a capital contribution of $35,294 during the year ended December 31, 2018 for the extinguishment of the derivative. See Note 6.

On June 29, 2018, two related parties forgave a total of $239,000 of accrued compensation. The amounts have been recorded as a capital contribution.

During the year ended December 31, 2018, the Company entered into subscription agreements with investors pursuant to which the Company sold an aggregate of 3,896,969 shares of the Company’s common stock, for an aggregate purchase price equal to $1,866,667. The closing of these subscription agreements has occurred. Of the 3,896,969 common share issued, JMG Horseshoe, LLC, purchased 333,333 shares of common stock for a purchase price of $333,333. The managing member of JMG Horseshoe, LLC is J. Mark Goode, who is the Company’s Chief Executive Officer.

On April 12, 2019, the Company entered into an exchange agreement with Vantage pursuant to which Vantage exchanged a portion of an outstanding promissory note of the Company held by Vantage, in the amount of $50,000, for 10,000 newly issued shares of common stock of the Company.

During the year ended December 31, 2019 the Company sold a total of 482,000 shares of common stock in private placements for $2,410,000 ($5.00 per share).

On May 3, 2019, the Company issued 20,000 shares of common stock valued at $100,000 ($5.00 per share) fair market value, pursuant to an investor relations agreement, and agreed to pay $2,500 per months for a variety of services, including investor and public relations assessment, marketing surveys, investor support, and strategic business planning. The agreement had an initial term of six months, and renewed automatically for one additional six month term. In August 2019 the agreement was amended such that no additional compensation will be owed for the renewal term.

On May 31, 2019, the Company entered into amendment no. 1 to the Company’s employment agreement with J. Mark Goode, the Company’s Chief Executive Officer and director. Pursuant to the amendment, the Company’s obligation to issue additional shares of common stock as compensation to Mr. Goode was amended, such that, the Company issued to Mr. Goode and his designee 750,000 shares of common stock upon execution of the amendment, and the Company will have no further obligation to issue to Mr. Goode shares under the employment agreement. Mr. Goode will be required to return such 750,000 shares to the Company as follows:

●	Mr. Goode will return 500,000 of such shares to the Company if he is not serving as Chief Executive Officer of the Company pursuant to the employment agreement as of May 17, 2020 (the second anniversary of the agreement); and

●	Mr. Goode will return 250,000 of such shares to the Company if he is not serving as Chief Executive Officer of the Company pursuant to the employment agreement as of May 17, 2021 (the third anniversary of the agreement).

On May 31, 2019, the Company recorded the reclassification of the derivative liability of $2,162,408 for the issuance of these share to additional paid in capital and common stock. The Company recorded $687,003 for the additional value of the common stock for the vesting of the award during the year ended December 31, 2019. As of December 31, 2019 the unvested amount of the awards was $900,598.

On October 23, 2019, the Company issued 12,500 shares of common stock valued at $68,875 ($5.51 per share) fair market value, pursuant to a consulting agreement.

6. DERIVATIVE LIABILITIES

The Company assesses the fair value of the convertible debenture using the Black Scholes pricing model and records a derivative liability for the value. The Company then assesses the fair value quarterly based on the Black Scholes Model and increases or decreases the liability to the new value and records a corresponding gain or loss (see below for variables used in assessing the fair value).

Due to the variable conversion rates, the Company treats the convertible debenture as a derivative liability in accordance with the provisions of ASC 815 “Derivatives and Hedging” (ASC 815). ASC 815 applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative and to any freestanding financial instruments that potentially settle in an entity’s own common stock. The fair value of the conversion options was determined using the Black-Scholes Option Pricing Model and the following significant assumptions during the year ended December 31, 2018.

December 31, 2018
Risk-free interest rate at grant date	0.45%
Expected stock price volatility	244%
Expected dividend payout	-
Expected option in life-years	1

The change in fair value of the conversion option derivative liability consisted of the following during the year ended December 31, 2018:

December 31, 2018
Conversion option liability (beginning balance)	$19,406
Reclassification to additional paid in capital	(25,494)
Loss on changes in fair market value of conversion option liability	6,088
Net conversion option liability	$-

Change in fair market value of conversion option liability resulted in a loss of $6,088 for the year ended December 31, 2018.

7. COMMITMENTS AND CONTINGENCIES

On August 3, 2018, the Company entered into a master services agreement with REQ a Washington, DC-based creative and digital marketing agency, pursuant to which the Company engaged REQ to develop a branding and digital marketing strategy. As of December 31, 2019, REQ has completed its engagement with the Company and the Company owed $17,500 to REQ, which has since been paid.

In December 2018, we entered into a software license agreement with Swirlds to license Hashgraph for the CORO platform. The Company is obligated to pay a first year licensing fee of $225,000 which will be due prior to launch of the CORO product and a fee for additional nodes at $15,000 per node. In addition the Company is required to pay a 10% transaction fee for account holders on the Swirlds Customer Network. The agreement automatically renews for an additional one year and the fees may not increase more than 1%.

8. RELATED PARTY

On July 15, 2016, the Company issued an unsecured 7% promissory note to a significant shareholder in the amount of $100,000. The note had an initial one-year term. On April 9, 2019, the maturity date of the note was extended to June 30, 2019. On April 12, 2019, the Company entered into an exchange agreement with Vantage, which held the note, pursuant to which Vantage exchanged a portion of this note, in the amount of $50,000, for 10,000 newly issued shares of common stock of the Company. The Company repaid the remaining balance of $50,000.

On January 14, 2019, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged an outstanding convertible promissory note of the Company in the aggregate amount of $70,382 (including accrued interest) held by Mr. Hauser for a new non-convertible promissory note of the Company in the principal amount of $70,382. The new note had an original maturity date of March 31, 2019, which has been extended to June 30, 2020 (see Note 10), and bears interest at the rate of 7% per year, due upon maturity. Accrued interest at December 31, 2019 amounted to $4,927.

On January 14, 2019, the Company entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged the remaining amount due on a convertible promissory note of the Company, equal to $17,780 (including accrued interest) held by Vantage for a new non-convertible promissory note of the Company in the principal amount of $17,780. The new note had an original maturity date of March 31, 2019, which has been extended to December 31, 2019, and bears interest at the rate of 7% per year, due upon maturity. Accrued interest at December 31, 2019 amounted to $1,245. The Company repaid note in full on November 19, 2019.

On February 28, 2019, the Company issued a promissory note in the principal amount of $110,000 to Lyle Hauser with an original issue discount of $10,000, for a purchase price of $100,000. The note has a 0% interest rate until maturity and had an original maturity date of March 31, 2019, which has been extended to June 30, 2020 (see Note 10). Following the maturity date, the note bears a 9% annual interest rate until paid in full. Accrued interest at December 31, 2019 amounted to $4,927.

On April 24, 2019, the Company entered into a subscription agreement with Advantage Life, pursuant to which Advantage Life purchased from the Company 200,000 shares of the Company’s common stock for an aggregate purchase price of $1,000,000. The closing of the sale of the shares under the subscription agreement occurred on April 30, 2019. Brian Dorr and David Dorr, the Company’s Chief Executive Officer and Chief Operating Officers, respectively, are the owners and managing directors of Dorr Asset Management SEZC, which is the investment advisor to Advantage Life.

On April 12, 2019, the Company entered into and closed a subscription agreement with Vantage pursuant to which the Company sold to Vantage 10,000 shares of common stock for a purchase price of $50,000.

During the year ended December 31, 2019 the Company paid Dorr Asset Management consulting fees and expenses of $107,306. Dorr Asset Management is controlled by Brian and David Dorr, related parties to the Company.

9. INCOME TAXES

A reconciliation of the Company’s income taxes to amounts calculated at the federal statutory rate of 21% is as follows for the years ended December 31:

	2019	2018

Federal statutory taxes	(21.00)%	(21.00)%
State income taxes, net of federal tax benefit	(4.35)%	(4.35)%
Nondeductible items	-	-
Change in tax rate estimates	-	-
Change in valuation allowance	25.35%	25.35%
	-%	-%

The significant components of the Company’s net deferred tax assets are as follows for the years ended December 31:

	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$5,514,632	$4,966,666
Total deferred tax assets	5,514,632	4,666,666
Valuation allowance	(5,514,632)	(4,966,666)
Net deferred tax assets	$-	$-

FASB ASC 740, Income Taxes, requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance of $5,514,632 and $4,966,666 against its net deferred taxes is necessary as of December 31, 2018 and December 31, 2017, respectively. The change in valuation allowance for the years ended December 31, 2019 and 2018 is $547,966 and $1,191,315, respectively.

At December 31, 2019 and December 31, 2018, respectively, the Company had approximately $21,758,000 and $19,956,000, respectively, of U.S. net operating loss carryforwards remaining.

As a result of certain ownership changes, the Company may be subject to an annual limitation on the utilization of its U.S. net operating loss carryforwards pursuant to Section 382 of the Internal Revenue Code. A study to determine the effect, if any, of this change, has not been undertaken.

Tax returns for the years ended December 31, 2019, 2018, 2017, 2016, and 2015 are subject to examination by the Internal Revenue Service.

10. SUBSEQUENT EVENTS

On April 7, 2020, the maturity date of outstanding notes held by Lyle Hauser was extended to June 30, 2020. See Note 3. In consideration for the extension of the maturity date of the notes, the Company issued to the designee of Lyle Hauser 33,000 shares of common stock. From April 1, 2020 to December 31, 2020, the Company repaid $73,382 of notes due to Lyle Hauser. As of December 31, 2020 the note balance has been repaid.

On June 22, 2020, the Company issued, to a consultant for services, six-month warrants to purchase 30,000 shares of common stock with an exercise price of $0.01. The warrants were exercised and the Company recognized an expense of $149,700 ($5.00 per share), the current fair value for common stock.

On June 22, 2020, the Company issued to Niquana Noel, the Company’s chief operating officer, for services provided, six-month warrants to purchase 50,000 shares of common stock, with an exercise price of $0.01. The warrants were exercised and the Company recognized an expense of $249,500 ($5.00 per share), the current fair value for common stock.

On June 23, 2020, the Company entered into an amended and restated software license agreement (the “Swirlds Agreement”) with Swirlds, Inc. “Swirlds”). Pursuant to the Swirlds Agreement, the Company extended its license from Swirlds of Hashgraph technology for use in the Company’s Coro payment platform. The term and fees of such license will be as set forth in any applicable order form. In connection with the Swirlds Agreement, the Company and Swirlds executed an order form (the “Order Form”), which amends, restates and supersedes the order form between the Company and Swirlds dated December 13, 2018, whereby the Company will license 15 nodes from Swirlds, at a license fee of $15,000 per node, for a term of one (1) year, for a license fee of $225,000. Pursuant to the Order Form, the license of the nodes will automatically renew for additional one (1) year terms unless and until either party terminates the Swirlds Agreement or provides notice of non-renewal of the license then in effect. Should the license for any of the foregoing 15 nodes renew for any additional year, the license fee per node will drop to $3,000 per node per year.

On June 24, 2020, the board of directors of the Company adopted a compensation program for independent directors. Under the program, independent directors will be entitled to a quarterly cash fee of $7,500 and 7,500 shares of common stock on a quarterly basis (each due and payable quarterly in arrears).

Between January 1, 2020 and December 31, 2020, the Company issued a total of 68,500 shares of common stock valued at $342,500 ($5.00 per share) to various consultant for consulting and business development.

Between January 1, 2020 and December 31, 2020, the Company issued a total of 22,500 shares of common stock valued at $106,875 ($4.75 per share) to a consultant for business development services.

Between January 1, 2020 and December 31, 2020, the Company issued a total of 5,000 shares of common stock valued at $24,750 ($4.95 per share) to a consultant for business development services.

Between January 1, 2020 and December 31, 2020, the Company issued a total of 45,000 shares of common stock valued at $213,750 ($4.75 per share) to the Company’s three independent directors for services as directors.

Between January 1, 2020 and January 22, 2021, the Company entered into [and closed] securities purchase agreements with accredited investors pursuant to which the Company issued and sold an aggregate of 1,037,000 shares of common stock for an aggregate purchase price of $5,185,000. [The Company has closed on the sale of 997,000 of such shares as of January 22, 2021.]

On December 29, 2020, the Company entered into amendment No. 2 to the Company’s employment agreement with J. Mark Goode. Pursuant to the amendment, Mr. Goode’s employment with the Company will continue until January 31, 2021, and Mr. Goode agreed to resign as President, Chairman, and Chief Executive Officer of the Company effective December 31, 2020. From the period January 1, 2021 to January 31, 2021 Mr. Goode will be entitled to his base salary and any other regular compensation under the employment agreement and will assist the Company in the Company’s transition to a new Chief Executive Officer. Mr. Goode agreed that he would return 250,000 shares of the Company’s common stock if he were not serving as Chief Executive Officer of the Company as of December 30, 2020, and agreed to return 62,500 shares of common stock to the Company upon expiration of the employment agreement on January 31, 2021.

2,912,621 Shares of Common Stock

PROSPECTUS

Maxim Group LLC

                 , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Nasdaq listing fee, and the FINRA filing fee.

Expense	Amount Paid or to be Paid
SEC registration fee	$1,882
FINRA filing fee	3,088
Nasdaq Listing Fee	5,000
Legal fees and expenses	225,000
Accounting fees and expenses	35,000
Miscellaneous expenses	5,000
Expense reimbursement to underwriters	100,000
Total	$374,970

Item 14. Indemnification of Directors and Officers.

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

On April 3, 2018, we entered into an exchange agreement with The Vantage Group Ltd. (“Vantage”). Pursuant to the exchange agreement, Vantage exchanged outstanding promissory notes of the Company in the aggregate principal amount of $518,225 (including accrued interest) held by Vantage for a new convertible promissory note of the Company in the principal amount of $518,225. The convertible note was convertible into shares of common stock of the Company at a conversion price of $0.027.

On April 3, 2018, we entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged outstanding promissory notes of the Company in the aggregate principal amount of $68,969 (including accrued interest) held by Mr. Hauser for a new convertible promissory note of the Company in the principal amount of $68,969. The convertible note was convertible into shares of common stock of the Company at a conversion price of $0.0005. This note matured in October 2018 and was subsequently exchanged for a new note, as discussed below.

On April 3, 2018, we issued an aggregate of 9,300,000 shares of common stock to Vantage and Mr. Hauser upon the conversion of (i) $241,650 of Vantage’s convertible note and (ii) 7,000 shares of Series C Preferred Stock. In connection with the conversion, Vantage waived any dividends owed to Vantage as the holder of the Series C Preferred Stock.

On April 6, 2018, we issued 4,500,000 shares of common stock to David Dorr, and 4,500,000 shares of common stock to Brian Dorr, upon the conversion of convertible notes held by each in the amount of $121,500.

In May 2018 we issued 500,000 shares of common stock to J. Mark Goode in connection with entering into an employment agreement with Mr. Goode.

From June 2018 to July 2018 we entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 3,030,303 shares of common stock, for a purchase price of $0.33 per share, and aggregate gross proceeds of $1,000,000.

From August 2018 to September 2018, we entered into and closed subscription agreements with accredited investors pursuant to which we sold to the investors an aggregate of 866,666 shares of common stock for a purchase price of $1.00 per share, and aggregate gross proceeds of $866,667.

On January 14, 2019, we entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged an outstanding convertible promissory note of the Company in the aggregate amount of $70,382 (including accrued interest) held by Mr. Hauser for a new non-convertible promissory note of the Company in the principal amount of $70,382.

On January 14, 2019, we entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged the remaining amount due on a convertible promissory note of the Company, equal to $17,780 (including accrued interest) held by Vantage for a new non-convertible promissory note of the Company in the principal amount of $17,780.

On January 21, 2019, we entered into a subscription agreement with an accredited investor pursuant to which the Company sold 5,000 shares of our common stock, for an aggregate purchase price equal to $25,000.

On February 28, 2019, we issued and sold an original issue discount promissory note, in the principal amount of $110,000, for a purchase price of $100,000, to Lyle Hauser.

On March 6, 2019, we entered into a subscription agreement with an accredited investor pursuant to which we sold 5,000 shares of our common stock for an aggregate purchase price equal to $25,000.

On April 12, 2019, we entered into and closed a subscription agreement with Vantage pursuant to which the Company sold to Vantage 10,000 shares of common stock for a purchase price of $50,000.

On April 12, 2019, we entered into an exchange agreement with Vantage pursuant to which Vantage exchanged a portion of an outstanding promissory note of the Company held by Vantage, in the amount of $50,000, for 10,000 newly issued shares of common stock of the Company.

On April 24, 2019, we entered into a subscription agreement with Advantage Life and Annuity Company, for the benefit of ALIP 1704-1138 SP (“Advantage Life”), pursuant to which Advantage Life purchased from the Company 200,000 shares of the Company’s common stock for an aggregate purchase price of $1,000,000.

On May 8, 2019, we issued 20,000 shares of common stock pursuant to an investor relations agreement.

Effective May 31, 2019, we entered into an amendment to our employment agreement with J. Mark Goode, pursuant to which we issued 750,000 shares of common stock to Mr. Goode and his designee.

On June 5, 2019, we entered into and closed a subscription agreement with an accredited investor pursuant to which we sold to the investor 50,000 shares of common stock for a purchase price of $250,000.

On August 13, 2019, we issued to an accredited investor 30,000 shares of common stock for a purchase price of $150,000.

On October 23, 2019, we entered into and closed a securities purchase agreement with an accredited investor pursuant to which we issued and sold to the investor 50,000 shares of common stock for a purchase price of $250,000.

On October 23, 2019, we issued to a consultant 12,500 shares of common stock pursuant to a consulting agreement.

On September 17, 2019, we issued 20,000 shares of common stock to an accredited investor for a purchase price of $100,000.

From November 13, 2019 to December 31, 2019, we entered into and closed securities purchase agreements with accredited investors pursuant to which we issued and sold an aggregate of 112,000 shares of common stock for an aggregate purchase price of $560,000.

From January 1, 2020 to May 5, 2020, we entered into and closed securities purchase agreements with accredited investors pursuant to which the Company issued and sold an aggregate of 210,000 shares of common stock for an aggregate purchase price of $1,050,000.

On April 7, 2020, we issued to the designee of Lyle Hauser 33,000 shares of common stock in connection with the extension of the maturity date of promissory notes.

During the three months ended June 30, 2020, we issued and sold an aggregate of 237,000 shares of common stock to accredited investors at a purchase price of $5.00 per share for aggregate gross proceeds of $1,185,000.

During the three months ended June 30, 2020, we issued 29,500 shares of common stock to consultants for services.

On June 22, 2020, we issued, to a consultant for services, six-month warrants to purchase 30,000 shares of common stock with an exercise price of $0.01.

On June 22, 2020, we issued to Niquana Noel, the Company’s Chief Operating Officer, for services provided, six-month warrants to purchase 50,000 shares of common stock, with an exercise price of $0.01.

On June 30, 2020, we issued 50,000 shares of common stock to Niquana Noel, upon exercise of Ms. Noel’s warrants, at an exercise price of $0.01 per share.

In the three months ended September 30, 2020, we issued and sold an aggregate of 298,000 shares of common stock to accredited investors for a purchase price of $5.00 per share for aggregate gross proceeds of $1,490,000.

On July 22, 2020, we issued 30,000 shares of common stock to a consultant upon exercise of warrants with an exercise price of $0.01 per share.

On September 30, 2020, we issued 7,500 shares of common stock to each of our three independent directors for services as directors.

On September 30, 2020, we issued 9,000 shares of common stock to a consultant for services.

In the three months ended December 31, 2020, we issued and sold an aggregate of 22,000 shares of common stock to accredited investors for a purchase price of $5.00 per share for aggregate gross proceeds of $110,000.

On December 31, 2020, we issued 7,500 shares of common stock to each of our three independent directors for services as directors.

On December 31, 2020, we issued 13,500 shares of common stock to consultants for services.

From January 15, 2021 to January 21, 2021, the Company entered into securities purchase agreements with accredited investors for the sale by the Company to the investors of an aggregate of 300,000 shares of common stock at a purchase price of $5.00 per share for an aggregate purchase price of $1,500,000.

In connection with the foregoing, we relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

1.1	Form of Underwriting Agreement (to be filed by amendment)

2.1	Agreement and Plan of Merger made as of November 1, 2005 among Bio-Solutions International, Inc., OmniMed Acquisition Corp., OmniMed International, Inc., and the shareholders of OmniMed International, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 3, 2005)

3.1	Articles of Incorporation (incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on April 17, 2006)

3.2	Amended and Restated Bylaws

3.3	Certificate of Amendment to Articles of Incorporation filed on August 31, 2004 (incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on April 17, 2006)

3.4	Articles of Merger changing the Registrant’s name to OmniMed International, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 22, 2005)

3.5	Articles of Merger changing the Registrant’s name to MedeFile International, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on January 18, 2006)

3.6	Certificate of Designation of Series A Preferred (incorporated by reference to the Company’s Current Report on Form 8-K filed on January 16, 2009)

3.7	Certificate of Amendment to Articles of Incorporation filed January 21, 2009 (incorporated by referenced to the Company’s Form 8-K filed on January 23, 2009)

3.8	Certificate of Amendment to Articles of Incorporation filed April 13, 2010 (incorporated by reference to 10-K/A filed July 15, 2011)

3.9	Certificate of Amendment to Articles of Incorporation filed July 20, 2010 (incorporated by reference to 10-K/A filed July 15, 2011)

3.10	Certificate of Designation of Series B Convertible Preferred Stock filed April 10, 2012 (incorporated by reference to 8-K filed April 16, 2012)

3.11	Certificate of Amendment to Articles of Incorporation filed October 2, 2012 (incorporated by reference to 8-K filed October 9, 2012)

3.12	Certificate of Amendment to Articles of Incorporation filed December 19, 2015 (incorporated by reference to 8-K filed December 26, 2013)

3.12	Certificate of Amendment to Articles of Incorporation filed February 13, 2013 (incorporated by reference to 8-K filed February 17, 2015)

3.13	Certificate of Amendment to Articles of Incorporation filed February 13, 2013 (incorporated by reference to 8-K filed July 13, 2015)

3.14	Certificate of Designation of Series C Preferred Stock (incorporated by reference to 8-K filed October 4, 2017)

3.15	Certificate of Amendment to Articles of Incorporation (incorporated by reference to 8-K filed October 27, 2017)

3.16	Certificate of Amendment to Articles of Incorporation (incorporated by reference to 8-K filed March 5, 2018)

3.17	Certificate of Amendment to Articles of Incorporation (incorporated by reference to 8-K filed January 10, 2020)

5.1	Opinion of Sichenzia Ross Ference LLP (to be filed by amendment)

10.1	Employment Agreement, dated May 17, 2018, between the Company and J. Mark Goode (incorporated by reference to 8-K filed May 23, 2018)

10.2	Amendment No. 1 to Employment Agreement, dated May 31, 2019, between the Company and J. Mark Goode (incorporated by reference to 8-K filed June 6, 2019)

10.3	Amended and Restated Software License Agreement, between the Company and Swirlds, Inc. (incorporated by reference to 8-K filed June 23, 2020)

10.4	Software Order Form, between the Company and Swirlds, Inc. (incorporated by reference to 8-K filed June 23, 2020)

10.5	2019 Equity Incentive Plan (incorporated by reference to 8-K filed February 6, 2019)

10.6	Amendment No. 2 to Employment Agreement between the Company and J. Mark Goode (incorporated by reference to 8-K filed December 31, 2020)

16.1	Letter from MaloneBailey, LLP (incorporated by reference to 8-K filed January 23, 2019)

16.2	Letter from Liggett & Webb, P.A. (incorporated by reference to 8-K filed September 17, 2020)

21	Subsidiaries (incorporated by reference to S-1/A filed December 31, 2018)

23.1	Consent of MaloneBailey, LLP

23.2	Consent of Sichenzia Ross Ference LLP (to be filed by amendment)

EX-101.INS	XBRL INSTANCE DOCUMENT

EX-101.SCH	XBRL TAXONOMY EXTENSION SCHEMA DOCUMENT

EX-101.CAL	XBRL TAXONOMY EXTENSION CALCULATION LINKBASE

EX-101.DEF	XBRL TAXONOMY EXTENSION DEFINITION LINKBASE

EX-101.LAB	XBRL TAXONOMY EXTENSION LABELS LINKBASE

EX-101.PRE	XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE

(b) Financial statement schedule.

None.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on January 25, 2021.

CORO GLOBAL INC.

By:	/s/ David Dorr
David Dorr
Chief Executive Officer

Each person whose signature appears below constitutes and appoints David Dorr, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign for him and in him name in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Dorr	Chief Executive Officer and Director	January 25, 2021
David Dorr	(Principal Executive, Financial and Accounting Officer)

/s/ Brian Dorr	Director	January 25, 2021
Brian Dorr

/s/ Rudolf Hüppi	Director	January 25, 2021
Rudolf Hüppi

/s/ Lou Naser	Director	January 25, 2021
Lou Naser

/s/ Carlos Naupari	Director	January 25, 2021
Carlos Naupari